Exhibit 10.1

$10,000,000

CREDIT AGREEMENT

Dated as of April 4, 2012

among

TOWNSQUARE RADIO, LLC, AS BORROWER

TOWNSQUARE RADIO HOLDINGS, LLC, AS ONE OF THE GUARANTORS

THE LENDERS AND L/C ISSUERS PARTY HERETO

and

GENERAL ELECTRIC CAPITAL CORPORATION,

AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

♦ ♦ ♦

GE CAPITAL MARKETS, INC.

AND

MERRILL LYNCH,

PIERCE, FENNER & SMITH INCORPORATED

AS JOINT LEAD ARRANGERS AND BOOKRUNNERS

-i-

-ii-

-iii-

-iv-

This Credit Agreement, dated as of April 4, 2012, is entered into among TOWNSQUARE RADIO, LLC, a Delaware limited liability company (the “Borrower” or “Company”), TOWNSQUARE RADIO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), the Lenders (as defined below), the L/C Issuers (as defined below) and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as administrative agent and collateral agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Section 1.1          Defined Terms.   As used in this Agreement, the following terms have the following meanings:

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Subsidiary of Holdings or the Borrower or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates or otherwise combines with the Borrower or any Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower, any Loan Party or any Subsidiary of a Loan Party solely by reason of the provisions of the Loan Documents. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Excess Funding Amount” has the meaning specified in Section 2.2(c).

“Agreement” means this Credit Agreement.

“Applicable Margin” means, with respect to (x) Revolving Loans and Swing Loans, a percentage equal to 3.00% per annum, in the case of Base Rate Loans, and 4.00% per annum, in the case of Eurodollar Rate Loans and (y) the Unused Commitment Fee, a percentage equal to 0.50% per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 11.2 (with the consent of any party whose consent is required by Section 11.2), accepted by the Administrative Agent, in substantially the form of Exhibit A, or any other form approved by the Administrative Agent.

“Available Amount” means, at any time (the “Reference Date”), an amount equal to the sum of:

(a)  Retained Excess Cash Flow, plus

(b)  the amount of any capital contributions or Net Cash Proceeds from the sale or issuance of Stock of Holdings or the Borrower (other than any Disqualified Stock and any Specified Equity Contribution) received or made by Holdings or the Borrower (or any direct or indirect parent thereof and contributed by such parent to Holdings or the Borrower) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date and not previously applied for a purpose other than use in the Available Amount, minus

(c)  the aggregate amount of the Available Amount used to make any Investments made pursuant to Section 8.3(g), any Restricted Payments made pursuant to Section 8.5(d) and any prepayments of Indebtedness made pursuant to Section 8.6(d) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (c), without taking into account the intended usage of the Available Amount on such Reference Date).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.) and the regulations issued from time to time thereunder.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent), (b) the sum of 0.5% per annum and the Federal Funds Rate, and (c) the sum of (x) the Eurodollar Rate calculated for each such day based on an Interest Period of one month determined at 11:00 a.m. London, England time on such day, plus (y) the excess of the Applicable Margin for Eurodollar Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “Prime Rate,” “bank prime loan” rate, the Federal Funds Rate or the Eurodollar Rate for an Interest Period of one month.

“Base Rate Loan” means any Loan that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA other than a Multiemployer Plan, to which any Group Member sponsors or contributes, or has an obligation to contribute.

“Borrowing” means a borrowing consisting of Loans (other than Swing Loans and Loans deemed made pursuant to Section 2.3 or 2.4) made in one Facility on the same day by the Lenders according to their respective Commitments under such Facility.

“Business” means collectively, (a) the business conducted by the Borrower, any of the Guarantors or Townsquare Media, LLC on and as of the Closing Date and (b) any business involving or reasonably related to the ownership, management or operation in the United States of any Radio Stations, any Radio Station Licenses, any FCC Licenses, live events, billboard assets and other outdoor advertising assets and properties, including any ancillary digital or other media associated therewith; provided, however, that in no event shall Business include any business involving the ownership, management or operation of any print publication assets.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States are authorized or required by law to close and, when determined in connection with notices and determinations in respect of any Eurodollar Rate or Eurodollar Rate Loan or any funding, conversion, continuation, Interest Period or payment of any Eurodollar Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures, whether or not made through the incurrence of Indebtedness, by such Person and its Subsidiaries during such period for the acquisition, leasing (pursuant to a Capital Lease), construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP on a Consolidated balance sheet of such Person, excluding (a) interest capitalized during construction, (b) any expenditure to the extent, for purpose of the definition of Permitted Acquisition, such expenditure is part of the aggregate amounts payable in connection with, or other consideration for, any Permitted Acquisition consummated during or prior to such period, (c) expenditures made with the proceeds of equity contributions made to Parent and contributed to Holdings as equity and further contributed to the Borrower as equity, in each case, after the date hereof and (d) expenditures for assets made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted for, restored or repaired to the extent permitted hereunder.

“Capital Lease” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the stated maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capitalized Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateral Account” means a deposit account or securities account in the name of the Borrower and under the sole control (as defined in the applicable UCC) of the Administrative Agent and (a) in the case of a deposit account, from which the Borrower may not make withdrawals except as permitted by the Administrative Agent and (b) in the case of a securities account, with respect to which the Administrative Agent shall be the entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Cash Equivalents” means:

(a)          United States dollars;

(b)          securities issued or directly and fully guaranteed or insured by the United States or Canadian governments or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c)          certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any Lender or by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $250.0 million;

(d)          repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

(e)          commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(f)          readily marketable direct obligations issued by any state of the United States of America, any province of Canada or any political subdivision thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(g)          bills of exchange issued in the United States or Canada eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and

(h)          interests in any investment company, money market or enhanced high yield fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (f) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (i) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, or (ii) is, as of the Closing Date, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.).

“Change of Control” means the occurrence of any of the following: (a) the Permitted Investors shall cease to own and control legally and beneficially all of the economic and voting rights associated with ownership of at least 35% of the outstanding Voting Stock of each class of Voting Stock of Holdings, (b) Holdings shall cease to own and control legally and beneficially all of the economic and voting rights associated with ownership of all outstanding Voting Stock of all classes of Voting Stock of the Borrower or (c) a “Change of Control” or any term of similar effect, as defined in the Senior Notes Indenture or in any other document governing Indebtedness of any Group Member having a principal amount in excess of $10,000,000 shall occur.

“Closing Date” means the first date on which all of the conditions precedent to effectiveness of this Agreement set forth in Article 3 have been satisfied or duly waived.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted pursuant to any Loan Document.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Incremental Term Loan Commitment.

“Communications Laws” has the meaning specified in Section 4.22.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than cash, Cash Equivalents and, to the extent such would be excluded when calculating current assets in accordance with GAAP, any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans then outstanding.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization of deferred financing fees of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)          increased (without duplication) by:

(a)          provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)          Consolidated Interest Expense of such Person for such period to the extent deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)          any one-time non-recurring expenses or charges (other than depreciation or amortization expense) related to any issuance of Stock, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the Senior Notes and this Agreement, and (ii) any amendment or other modification of the Senior Notes or this Agreement, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)          the amount of any one-time non-recurring restructuring charge or reserve, integration cost or other business optimization expense or cost associated with establishing new facilities that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of cash charges and cash costs that are included in this clause (e) shall not exceed 10.0% of Consolidated EBITDA in any four quarter period; plus

(f)          any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Borrower as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)          the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to Oaktree to the extent otherwise permitted under Section 8.9 in an amount not to exceed $500,000 in any four quarter period; plus

(h)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i)          any costs or expense incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of equity interest of the Borrower (other than Disqualified Stock); plus

(j)          any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”); and

(k)          net realized losses from Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements during such period deducted (and not added back) in computing Consolidated Net Income;

(2)          decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) any net realized income or gains from Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (c) any net income included in the consolidated financial statements due to the application of FAS 160; and

(3)          increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)          consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par to the extent calculated as interest expense pursuant to GAAP, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Agreements with respect to Indebtedness, and excluding (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees, and (z) interest with respect to Indebtedness of any Parent Company of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2)          consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(3)          interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)          subject to the limitations contained in clause (3) below, any net income (loss) of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Borrower or its Subsidiaries as a dividend or other distribution or return on investment or could have been distributed, as reasonably determined by a Responsible Officer of the Borrower;

(2)         [Reserved];

(3)          any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any of its Subsidiaries (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer or the board of directors of the Borrower);

(4)          any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(5)          the cumulative effect of a change in accounting principles;

(6)          any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7)          all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)          any unrealized gains or losses in respect of Hedging Agreements or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Agreements;

(9)         any non-cash purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower or its Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(10)        any goodwill or other intangible asset impairment charge or write-off;

(11)        any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Agreements or other derivative instruments shall be excluded;

(12)        accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded;

(13)        any net unrealized gains and losses resulting from Hedging Agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded; and

(14)        the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and its Subsidiaries from a Person other than the Borrower or any of its Subsidiaries under any agreement providing for reimbursement of any such expense, provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Total Debt” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Disqualified Stock and Preferred Stock of its Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP; provided that Indebtedness of the Borrower and its Subsidiaries under any revolving credit facility or line of credit as at any date of determination shall be determined using the Average Quarterly Balance of such Indebtedness for the most recently ended four fiscal quarters for which internal financial statements are available as of such date of determination (the “Reference Period”). For purposes hereof, (a) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower, (b) “Average

Quarterly Balance” means, with respect to any Indebtedness incurred by the Borrower or its Subsidiaries under a revolving facility or line of credit, the quotient of (x) the sum of each Individual Quarterly Balance for each fiscal quarter ended on or prior to such date of determination and included in the Reference Period divided by (y) 4, and (c) “Individual Quarterly Balance” means, with respect to any Indebtedness incurred by the Borrower or its Subsidiaries under a revolving credit facility or line of credit during any fiscal quarter of the Borrower, the quotient of (x) the sum of the aggregate outstanding principal amount of all such Indebtedness at the end of each day of such quarter divided by (y) the number of days in such fiscal quarter.

“Constituent Documents” means, with respect to any Person, collectively and, in each case, together with any modification of any term thereof, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation of such Person, (b) the bylaws, operating agreement or joint venture agreement of such Person, (c) any other constitutive, organizational or governing document of such Person, whether or not equivalent, and (d) any other document setting forth the manner of election or duties of the directors, officers or managing members of such Person or the designation, amount or relative rights, limitations and preferences of any Stock of such Person.

“Contractual Obligation” means, with respect to any Person, any provision of any Security issued by such Person or of any document or undertaking (other than a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent.

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a financial institution reasonably satisfactory to the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is the subject of an effective Control Agreement and that is maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably satisfactory to the Administrative Agent.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Corporate Chart” means a document in form reasonably acceptable to the Administrative Agent and setting forth, as of a date set forth therein, for each Person that is a Loan Party, that is subject to Section 7.10 or that is a Subsidiary or joint venture of any of them, (a) the full legal name of such Person, (b) the jurisdiction of organization and any organizational number and tax identification number of such Person, (c) the location of such Person’s chief executive office (or, if applicable, sole place of business) and (d) the number of shares of each class of Stock of such Person (other than Holdings) authorized, the number outstanding and the number and percentage of such outstanding shares for each such class owned, directly or indirectly, by any Loan Party or any Subsidiary of any of them.

“Default” means any Event of Default and any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)          matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)          is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Stock in whole or in part, in each case on or prior to a date that is at least 180 days after the scheduled maturity date for the Revolving Credit Commitment or any tranche of Incremental Term Loans outstanding at the date of such issuance of Stock; provided, however, that (i) only the portion of Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase such Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 8.5; provided, however, that if such Stock is issued to any plan for the benefit of employees of such Person or its Subsidiaries or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the such Person or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disclosure Documents” means, collectively, (a) all confidential information memoranda and related materials prepared in connection with the syndication of the Facilities and (b) all other documents filed by any Group Member with the United States Securities and Exchange Commission.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of the Borrower having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Borrower shall be deemed not to have such a financial interest by reason of such member’s holding Stock of the Borrower or any options, warrants or other rights in respect of such Stock.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Person” means any “United States person” under and as defined in Section 770l(a)(30) of the Code.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all Requirements of Law and terms and conditions in Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety, the environment and natural resources, including CERCLA, the SWDA, the Hazardous

Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), all regulations promulgated under any of the foregoing, all analogous Requirements of Law and Permits and any environmental transfer of ownership notification or approval statutes, including the Industrial Site Recovery Act (N.J. Stat. Ann. §§ 13:1K-6 et seq.).

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Group Member as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Group Member, whether on, prior or after the date hereof.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Group Member, and any Person under common control, or treated as a single employer, with any Group Member, within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(c) of ERISA (other than any such event for which the 30-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan, (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as a termination) under Section 4041A of ERISA or a determination that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as a termination) under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure of an ERISA Affiliate to make any required contribution to any Title IV Plan or Multiemployer Plan when due, (h) with respect to any Title IV Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (i) a determination that any Title IV Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (j) the imposition of a lien under Section 430 of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any Group Member, (k) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code to qualify thereunder and (l) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including Intralinks®, ClearPar® and SyndTrak® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar Base Rate” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) two Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two Business Days prior to the first day in such interest period by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such interest period for the applicable principal amount on such date of determination.

“Eurodollar Rate” means, with respect to any Interest Period and for any Eurodollar Rate Loan, an interest rate per annum determined as the ratio of (a) the Eurodollar Base Rate with respect to such Interest Period for such Eurodollar Rate Loan to (b) the difference between the number one and the Eurodollar Reserve Requirements with respect to such Interest Period and for such Eurodollar Rate Loan.

“Eurodollar Rate Loan” means any Loan that bears interest based on the Eurodollar Rate.

“Eurodollar Reserve Requirements” means, with respect to any Interest Period and for any Eurodollar Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect 2 Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the United States Federal Reserve System.

“Event of Default” has the meaning specified in Section 9.1.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA of the Borrower for such period, minus (b) without duplication, (i) any cash principal payment on the Loans during such period (but only, in the case of payment in respect of Revolving Loans, to the extent that the Revolving Credit Commitments are permanently reduced by the amount of such payment) other than any mandatory prepayment required pursuant to Section 2.8(a) because of the existence of Excess Cash Flow or Permitted Loan Retirement, (ii) any scheduled or other mandatory cash principal payment made by the Borrower or any of its Subsidiaries during such period on any Capitalized Lease Obligation or other Indebtedness (but only, if such Indebtedness may be reborrowed, to the extent such payment results in a permanent reduction in commitments thereof), (iii) any Capital Expenditure or cash consideration paid during such period to make Permitted Acquisitions made by such Person or any of its Subsidiaries during such period to the extent permitted by this Agreement, excluding any such Capital Expenditure or cash consideration to the extent financed through the issuance or incurrence of Capitalized Lease Obligations or any long-term Indebtedness other than Revolving Loans and any Capitalized Lease Obligations, (iv) the Consolidated Interest Expense of such Person for such period, (v) any cash losses from extraordinary items, (vi) any cash payment made during such period to satisfy obligations for United States federal income taxes or other taxes measured by net income, (vii) any increase in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period), (viii) cash items of expense (including losses) during such period not deducted in calculating Consolidated EBITDA, (ix) the amount of expenditures, other than Capital Expenditures, made in cash during such period and capitalized in accordance with GAAP during such period to the extent such expenditures are not financed through the issuance or incurrence of any long-term Indebtedness other than Revolving Loans, (x) the amount of all other cash items included in the calculation of Consolidated EBITDA for such period to the extent paid in cash by the Borrower and its Subsidiaries during such period, (xi) the amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the period to the extent paid in cash by the Borrower and its Subsidiaries during such period, (xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions to be consummated or made within 180 days of the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions during such 180-day period (except to the extent financed by the issuance or incurrence of any long-term Indebtedness by, or the issuance of Stock by, or the making of capital contributions to, the Borrower or any of its Subsidiaries or using the proceeds of any Sale outside the ordinary course of business) is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Excess Cash Flow period; and (xiii) reimbursable or insured expenses incurred during such period to the extent that reimbursement has not yet been received; provided that such expenses are included in the calculation of Excess Cash Flow for the subsequent Excess Cash Flow period; and plus (c) without duplication, (i) to the extent included in the calculation of Consolidated EBITDA pursuant to clause (1)(a) of the definition thereof, any provision for United States federal income taxes or other taxes measured by net income and (ii) any decrease in the Working Capital of the Borrower during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, as amended.

“Excluded Foreign Subsidiary” means any Subsidiary that is not a Domestic Person.

“Existing Agents” means General Electric Capital Corporation and Wells Fargo Bank, National Association, in their respective capacities as administrative agent and/or subordinated notes agent, as applicable, under the Existing Credit Agreements.

“Existing Credit Agreements” means that certain (a) Amended and Restated Credit and Guarantee Agreement, dated as of May 6, 2011, among Townsquare New Jersey Holdco, LLC (fka Millennium New Jersey Holdco, LLC), as borrower, the institutions party thereto as lenders and L/C issuers, General Electric Capital Corporation, as administrative agent, and the other parties thereto, (b) Credit Agreement, dated as of April 27, 2010, among Townsquare Media Broadcasting, LLC (fka Regent Broadcasting, LLC), as borrower, the institutions party thereto as lenders and L/C issuers and General Electric Capital Corporation, as administrative agent and the other parties thereto, (c) Credit Agreement, dated as of October 1, 2007, among Townsquare Media West Central Radio Broadcasting, LLC (formerly known as GAP Radio Broadcasting, LLC), as borrower, the institutions party thereto as lenders and L/C issuers, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto and (d) Subordinated Notes Agreement, dated as of April 27, 2010, among Townsquare Media Broadcasting, LLC (fka Regent Broadcasting, LLC), as borrower, the institutions party thereto as noteholders and General Electric Capital Corporation, as subordinated notes agent and the other parties thereto.

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, and any current or future United States Treasury Regulations promulgated thereunder or published guidance with respect thereto.

“FCC” means the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

“FCC Licenses” means the licenses, permits, authorizations or certificates to construct, own or operate the television or radio stations granted by the FCC, and all extensions, additions and renewals thereto or thereof.

“Facilities” means (a) the Revolving Credit Facility and (b) any credit facility represented by Incremental Term Loans.

“Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System and any successor thereto.

“Fee Letter” means the letter agreement, dated as of April 4, 2012, addressed to the Borrower from the Administrative Agent and accepted by the Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“Financial Statement” means each financial statement delivered pursuant to Section 4.4 or 6.1.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Quarter” means each 3 fiscal month period ending on March 31, June 30, September 30 or December 31.

“Fiscal Year” means the twelve-month period ending on December 31.

“Flood Insurance” means, for any Mortgaged Property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by the Flood Insurance Laws.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance

Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. Subject to Section 1.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the Financial Statements described in Section 4.4(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means, collectively, the Borrower, Holdings and their respective Subsidiaries.

“Group Members’ Accountants” means Deloitte & Touche LLP or other nationally recognized independent registered certified public accountants acceptable to the Administrative Agent.

“Guarantor” means Holdings, each Subsidiary of the Borrower listed on Schedule 4.3 that is not an Excluded Foreign Subsidiary and each other Person that enters into any Guaranty Obligation with respect to any Obligation of any Loan Party.

“Guaranty and Security Agreement” means a guaranty and security agreement, in substantially the form of Exhibit H, among the Administrative Agent, the Borrower, Holdings and other Guarantors from time to time party thereto.

“Guaranty Obligation” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)          entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guaranty Obligation” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Hedging Agreement” means any Interest Rate Contract, foreign exchange, swap, option or forward contract, spot, cap, floor or collar transaction, any other derivative instrument and any other similar speculative transaction and any other similar agreement or arrangement designed to alter the risks of any Person arising from fluctuations in any underlying variable.

“Immaterial Subsidiary” means, at any date of determination, each Subsidiary of the Company that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement (and not redesignated as a Material Subsidiary as provided below; provided that (a) for purposes of this Agreement (i) the aggregate Consolidated EBITDA of all Immaterial Subsidiaries for the most recent four consecutive Fiscal Quarters for which financial statements have been or are required to have been delivered hereunder shall not exceed 2.5% of the aggregate Consolidated EBITDA of the Borrower and all of its Subsidiaries for such period and (ii) the total assets of all Immaterial Subsidiaries, as of the date of such designation and as of any Fiscal Quarter ending thereafter shall not exceed 2.5% of the total assets of the Borrower and all of its Subsidiaries as of such dates, in each case determined in accordance with GAAP, (b) the Borrower shall not designate any new Immaterial Subsidiary if such designation would not comply with the provisions set forth in clause (a) above and (c) if the Consolidated EBITDA or total assets of all Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Borrower shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Administrative Agent, and, as a result thereof, the Consolidated EBITDA and total assets of all Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; provided, further, that no License Subsidiary may be designated as an Immaterial Subsidiary.

“Impacted Lender” means any Lender that fails to provide the Administrative Agent, within three Business Days following the Administrative Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (other than by way of an Undisclosed Administration) (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), the Administrative Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $155,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.19.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among the Borrower, the Administrative Agent and one or more Incremental Term Loan Lenders, in substantially the form of Exhibit I hereto and in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and such Incremental Term Loan Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Facility” means the Incremental Term Loan Commitment and the provisions herein related to the Incremental Term Loans.

“Incremental Term Loan Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean term loans made by one or more Lenders to the Borrower pursuant to Section 2.1(c).

“Incur” means issue, create, assume, enter into any Guaranty Obligation, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)          the principal of indebtedness of such Person for borrowed money;

(2)          the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)          all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)          the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)         Capitalized Lease Obligations of such Person;

(6)          the principal component of all obligations (whether or not contingent), or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Subsidiary of the Borrower, any Preferred Stock (including, in each case, any accrued dividends);

(7)          the principal component of all Indebtedness whether or not contingent of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Borrower) and (b) the amount of such Indebtedness of such other Persons;

(8)          Guaranty Obligations by such Person of the principal component of Indebtedness of other Persons to the extent guaranteed by such Person; and

(9)          to the extent not otherwise included in this definition, net obligations of such Person under Hedging Agreements (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Closing Date or in the ordinary course of business.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided under this Agreement, and (other than with respect to letters of credit or guarantees or Indebtedness specified in clause (7) above) shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared on the basis of GAAP.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)          contingent obligations Incurred in the ordinary course of business;

(ii)         cash management services;

(iii)         in connection with the purchase by the Borrower or any of its Subsidiaries of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner; or

(iv)          for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Matter” has the meaning specified in Section 11.4.

“Indemnitee” has the meaning specified in Section 11.4.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Projections” means those financial projections, dated December 31, 2011, covering the Fiscal Years ending in 2012 through 2016 and delivered to the Administrative Agent by the Borrower prior to the date hereof.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is made or converted to a Eurodollar Rate Loan as selected by the Borrower pursuant hereto; or, if such loan is continued, on the last day of the immediately preceding Interest Period therefor and, in each case, ending 1, 2, 3 or 6 or, if available to all applicable Lenders, 9 or 12 months thereafter, as selected by the Borrower pursuant hereto; provided, however, that (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another such Business Day falling in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month, (c) the Borrower may not select any Interest Period in the case of Revolving Loans, ending after the Scheduled Revolving Credit Termination Date, (d) the Borrower may not select any Interest Period in respect of Revolving Loans having an aggregate principal amount of less than $100,000 and (e) there shall be outstanding at any one time no more than 10 Interest Periods.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internet Domain Names” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to Internet domain names.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guaranty Obligation in respect of, or any purchase or acquisition of Security issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business will not be deemed to be an Investment. If the Borrower or any Subsidiary issues, sells or otherwise disposes of any Security of a Person that is a Subsidiary such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Borrower or any Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

“Investment Grade Securities” means:

(1)          securities issued or directly and fully guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)          securities issued or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)          debt securities or debt instruments with a rating of “A-” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Rating Organization, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries; and

(4)          investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms “Issued” and “Issuance” have correlative meanings.

“L/C Cash Collateral Account” means any Cash Collateral Account (a) specifically designated as such by the Borrower in a notice to the Administrative Agent and (b) from and after the effectiveness of such notice, not containing any funds other than those required under the Loan Documents to be placed therein.

“L/C Issuer” means (a) GE Capital or any of its designated Affiliates and (b) each Person that hereafter becomes an L/C Issuer with the approval of, and if requested by the Administrative Agent, pursuant to an agreement with and in form and substance satisfactory to, the Administrative Agent and the Borrower, in each case in their capacity as an issuer of Letters of Credit hereunder and together with their successors in such capacity.

“L/C Obligations” means, for any Letter of Credit at any time, the sum of (a) the L/C Reimbursement Obligations at such time for such Letter of Credit and (b) the aggregate maximum undrawn face amount of such Letter of Credit outstanding at such time.

“L/C Reimbursement Agreement” has the meaning specified in Section 2.4(a).

“L/C Reimbursement Date” has the meaning specified in Section 2.4(e).

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“L/C Request” has the meaning specified in Section 2.4(b).

“L/C Sublimit” means $2,000,000.

“Lender” means, collectively, the Swingline Lender and any other financial institution or other Person that (a) is listed on the signature pages hereof as a “Lender,” (b) from time to time becomes a party hereto by execution of an Assignment or (c) from time to time becomes a party hereto by execution of an Incremental Term Loan Assumption Agreement, in each case together with its successors.

“Letter of Credit” means any letter of credit Issued pursuant to Section 2.4.

“Letter of Credit Fee” has the meaning specified in Section 2.11(b).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“License Subsidiary” means a wholly-owned Subsidiary of the Borrower that (x) owns no material assets other than FCC Licenses and related rights and (y) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to ownership of such rights.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“LMA” means any joint sales agreement, advertising sales agreement, time brokerage agreement, local marketing or management agreement or similar arrangement for any broadcast station to which Borrower or any of its Subsidiaries is a party.

“Loan” means any loan made or deemed made by any Lender hereunder.

“Loan Documents” means, collectively, this Agreement, any Notes, the Guaranty and Security Agreement, the Mortgages, the Control Agreements, the Fee Letter, the L/C Reimbursement Agreements, each Perfection Certificate, each Incremental Term Loan Assumption Agreement and, when executed, each document executed by a Loan Party and delivered to the Administrative Agent, any Lender or any L/C Issuer in connection with or pursuant to any of the foregoing or the Obligations, together with any modification of any term, or any waiver with respect to, any of the foregoing, excluding in any event Secured Hedging Agreements and Secured Cash Management Agreements.

“Loan Party” means each Borrower and each Guarantor.

“Management Advances” means loans or advances made to, or incur Guaranty Obligations with respect to loans or advances made to, directors, officers, employees or consultants of Holdings or any Subsidiary:

(1)          (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business, (b) for purposes of funding any such person’s purchase of Stock (or similar obligations) of Holdings or its Subsidiaries or any Parent with (in the case of this subclause (b)) the approval of the Board of Directors or (c) in respect of moving-related expenses Incurred in connection with any closing or consolidation of any facility or office in an aggregate amount pursuant to this clause (1) not to exceed $2,000,000 since the Closing Date, or

(2)          not exceeding $5.0 million in the aggregate outstanding at any time.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of (a) the condition (financial or otherwise), business, performance, results of operations or property of the Group Members, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties under any Loan Document.

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Company that is not an Immaterial Subsidiary (but including, in any case, any Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Material Environmental Liabilities” means Environmental Liabilities exceeding $1,000,000 in the aggregate.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgage” means any mortgage, deed of trust or other document in form and substance reasonably satisfactory to the Administrative Agent executed or required herein to be executed by any Loan Party and granting a security interest over each Mortgaged Property in favor of the Administrative Agent as security for the Obligations.

“Mortgaged Property” means all real property owned by the Borrower or any of its Subsidiaries with a fair market value in excess of $1,000,000 as reasonably determined by the Borrower. The Mortgaged Property as of the Closing Date is set forth on Schedule 4.16(a).

“Mortgage Supporting Documents” means, with respect to each Mortgaged Property, each document (including title policies or marked-up unconditional insurance binders (in each case, together with copies of all documents referred to therein), American Land Title Association (or Texas Land Title Association, if applicable) as-built surveys (in form and as to date that is sufficiently acceptable to the title insurer issuing title insurance to the Administrative Agent for such title insurer to deliver endorsements, including without limitation, a mortgage recording tax endorsement as applicable, to such title insurance as reasonably requested by the Administrative Agent), environmental assessments and reports, appraisals required to comply with FIRREA (if applicable), local counsel opinions covering the due authorization, execution, delivery and enforceability of the Mortgages, and evidence regarding recording and payment of fees, insurance premium and taxes) that the Administrative Agent may reasonably request, to create, register, perfect, maintain, evidence the existence, substance, form or validity of or enforce a valid lien on each Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to Permitted Liens and such Liens as the Administrative Agent may approve and in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate has or can reasonably be expected to have an obligation to contribute (including, without limitation, an obligation to pay Withdrawal Liability).

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal Flood Insurance program.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the U.S. Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission (or any successor thereto) promulgated thereunder, as amended.

“Net Cash Proceeds” means proceeds received in cash from (a) any Sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes (and tax distributions described in clause (3) of the definition of Related Taxes) paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Group Member) secured by the property subject thereto, (b) any sale or issuance of Stock or incurrence of Indebtedness, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a Wholly Owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein, or (c) with respect to any issuance or sale of Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and the Administrative Agent has not received a revocation in writing), to the Borrower, the Administrative Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and the Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) (other than by way of an Undisclosed Administration) (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (d), the Administrative Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a Domestic Person.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit B, payable to a Lender or its Registered Assigns in any Facility in a principal amount equal to the amount of such Lender’s Commitment under such Facility.

“Notice of Borrowing” has the meaning specified in Section 2.2.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.10.

“Oaktree” means, collectively, Oaktree Capital Management, L.P. and Oaktree Capital Group Holdings, GP, LLC, and funds or partnerships related to, or managed or advised by any of them or any Affiliate of any of them.

“Obligations” means, with respect to any Loan Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Loan Party to the Administrative Agent, any Lender, any L/C Issuer, any other Indemnitee, any participant, any SPV, any Secured Hedging Counterparty or any Cash Management Bank arising out of, under, or in connection with, any Loan Document, any Secured Hedging Agreement or any Secured Cash Management Agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Loan Party is the Borrower, all Loans and L/C Obligations, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Loan Party under any Loan Document (including those payable to L/C Issuers as described in Section 2.11).

“Offer” has the meaning specified in the definition of the term “Permitted Loan Retirement.”

“Other Taxes” has the meaning specified in Section 2.17(c).

“Parent” means Townsquare Radio Holdings, LLC, a Delaware limited liability company.

“Parent Company” means any Person of which the Borrower at any time is or becomes a Subsidiary after the Closing Date and any holding company established by any Permitted Holder for purposes of holding its investment in any Parent.

“Parent Expenses” means:

(1)          costs (including all professional fees and expenses) Incurred by any Parent Company in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Borrower or any of its Subsidiaries, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)          customary indemnification obligations of any Parent Company owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Borrower and its Subsidiaries;

(3)          obligations of any Parent Company in respect of director and officer insurance (including premiums therefor) to the extent relating to the Borrower and its Subsidiaries;

(4)          general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Company related to the ownership or operation of the business of the Borrower or any of its Subsidiaries; and

(5)          expenses Incurred by any Parent Company in connection with any public offering or other sale of Stock or Indebtedness in an amount not to exceed $10,000,000 since the Closing Date in the aggregate:

(x)          where the net proceeds of such offering or sale are intended to be received by or contributed to the Borrower or a Subsidiary,

(y)          in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z)          otherwise on an interim basis prior to completion of such offering so long as any Parent Company shall cause the amount of such expenses to be repaid to the Borrower or the relevant Subsidiary out of the proceeds of such offering promptly if completed.

“Participant Register” has the meaning specified in Section 2.14(a).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Perfection Certificate” means a certificate in the form of Exhibit J or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, including without limitation, the FCC, in each case having the force or effect of law and legally binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions:

(a)          (i)(x) the Proposed Acquisition Target is organized under the laws of a State in the United States or the District of Columbia or (y) the Proposed Acquisition Target is organized under the laws of a country other than the United States and (ii) is in the same Business as the Borrower or a Business that the Borrower or its Subsidiaries are permitted to enter into; provided, that, the consideration paid in connection with any Permitted Acquisition consummated pursuant to clause (y) above shall not exceed $2,500,000 individually or in the aggregate;

(b)          prior to the consummation of such Proposed Acquisition, the Administrative Agent shall have received copies of the acquisition agreement and related schedules and exhibits, management services agreements (if any) and other documents (including financial information and analysis, all required regulatory and third party approvals, environmental assessments and reports and FCC approvals) in each case that were required to be delivered to the Borrower or the applicable Subsidiary pursuant to the terms of the applicable acquisition agreement or otherwise prepared by or on behalf of the Borrower with respect thereto;

(c)          as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, no Default or Event of Default shall be continuing, and after giving effect to such Permitted Acquisition the Borrower shall have a Senior Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, not to exceed 2.00:1.00;

(d)          the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 7.10; provided that, other than the pledge and perfection of security interests in the equity interests of the Proposed Acquisition Target and its Subsidiaries and other assets pursuant to which a Lien may be perfected by the filing of a financing statement under the UCC, the pledge and perfection of such assets shall be delivered within ninety (90) days after the closing date of such acquisition (or such later date as the Administrative Agent may agree in its sole discretion); and

(e)          the Proposed Acquisition Target shall have either (x) positive EBITDA or (y) no more than $2.0 million of negative EBITDA, in each case, for the twelve month period preceding the consummation of the Proposed Acquisition and after taking into account verifiable cost add-backs approved by the Administrative Agent; provided that the aggregate amount of negative EBITDA for Proposed Acquisition Targets under subclause (y) above shall not exceed $5.0 million.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in the Business or a combination of such assets and cash and Cash Equivalents between the Company or any of its Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 2.8 as and when required thereby.

“Permitted Indebtedness” means any Indebtedness of any Group Member that is not prohibited by Section 8.1 or any other provision of any Loan Document.

“Permitted Investment” means any Investment of any Group Member that is not prohibited by Section 8.3 or any other provision of any Loan Document.

“Permitted Investors” means, collectively, (1) Oaktree, (2) General Electric Capital Corporation, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in accordance with the requirements of this Agreement, (4) members of management of the Borrower (or its direct or indirect Parents), (5) any Person who is acting as an underwriter in connection with a public or private offering of Stock of Holdings or the Borrower, acting in such capacity, and (6) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Oaktree or GE Capital and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or Holdings held by such group.

“Permitted Lien” means any Lien on or with respect to the property of any Group Member that is not prohibited by Section 8.2 or any other provision of any Loan Document.

“Permitted Loan Retirement” means any transaction pursuant to which the Borrower (a) purchases all or any portion of the Incremental Term Loans with cash of the Borrower and its Subsidiaries (other than the proceeds of any Revolving Loans), as certified by a Responsible Officer of the Borrower, pursuant to one or more offers on terms and conditions (including the form of notice thereof) agreed to by the Borrower and the Administrative Agent (each, an “Offer”) that were made available to all Incremental Term Loan Lenders on a pro rata basis according to the principal amount of the Incremental Term Loans then held by the Incremental Term Loan Lenders, (b) no Event of Default shall have occurred or be continuing (c) concurrent with such purchase, forgives all Indebtedness represented by such Incremental Term Loans purchased thereby as evidenced by a written instrument delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and made available to the Incremental Term Loan Lenders, (d) after giving effect to such purchase, there shall be no Revolving Loans outstanding and (e) after giving effect to such purchase, the conditions set forth in Section 11.2(b)(iii) shall continue to be true; provided, however, that (i) the Borrower shall have delivered a notice of each such Offer to the Administrative Agent and all Incremental Term Loan Lenders no later than noon (New York City time) at least five Business Days in advance of the proposed consummation date of such Offer in form and substance reasonably acceptable to the Administrative Agent and (ii) the maximum dollar amount of the Offer shall be no less than $1,000,000.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Permitted Indebtedness that (a) has an aggregate outstanding principal amount not greater than the sum of (x) aggregate principal amount of such Permitted Indebtedness plus accrued and unpaid interest thereon and accrued and unpaid fees and reasonable expenses related thereto outstanding at the time of such refinancing or extension plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such refinancing or extension and by an amount equal to any existing commitments unutilized thereunder, plus (y) the amount of any early prepayment penalties actually paid as a result of such Permitted Refinancing, (b) has a weighted average maturity (in each case measured as of the date of such refinancing or extension) and maturity no shorter or earlier, as applicable than that of such Permitted Indebtedness, (c) is not entered into as part of a Sale and Leaseback Transaction, (d) is not secured by any property or any Lien other than those securing such Permitted Indebtedness and (e) is otherwise on terms no less favorable to the Group Members, taken as a whole, than those of such Permitted Indebtedness; provided, however, that, notwithstanding the foregoing, (x) the terms of such Permitted Indebtedness may be modified as part of such Permitted Refinancing if such modification would have been permitted pursuant to Section 8.11 and (y) no Guaranty Obligation for such Indebtedness shall constitute part of such Permitted Refinancing unless similar Guaranty Obligations with respect to such Permitted Indebtedness existed and constituted Permitted Indebtedness prior to such refinancing or extension.

“Permitted Reinvestment” means, with respect to the Net Cash Proceeds of any Sale or Property Loss Event, to acquire (or make Capital Expenditures to finance the acquisition, repair, improvement or construction of), to the extent otherwise permitted hereunder, property used or useful in the business of the Borrower or any of its Subsidiaries (including through a Permitted Acquisition) or, if such Property Loss Event involves loss or damage to property, to repair such loss or damage or to the extent otherwise permitted hereunder, acquire property used or useful in the Business.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, as applied to the Stock of any Person, Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, as if each such Pro Forma Transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions made in good faith that are specified in detail in the relevant Compliance Certificate, Financial Statement or other document provided to the Administrative Agent or any Lender in connection herewith (i) in accordance with Regulation S-X of the Securities Act of 1933 or (ii) give effect to events that (x) were actually implemented by the business that was the subject of the applicable Pro Forma Transaction within 12 months after the date of such transaction and are factually supportable and quantifiable by the underlying accounting records of such business or (y) relate to the business that is the subject of the Pro Forma Transaction and are reasonably determined by the Borrower to be probable based upon specifically identifiable actions to be taken within 12 months after the date of such Pro Forma Transaction.

“Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition, together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Pro Rata Outstandings,” of any Lender at any time, means (a) in the case of any Incremental Term Loan Facility, the outstanding principal amount of the Incremental Term Loans under such Incremental Term Loan Facility owing to such Lender and (b) in the case of the Revolving Credit Facility, the sum of (i) the outstanding principal amount of Revolving Loans owing to such Lender and (ii) the amount of the participation of such Lender in the L/C Obligations outstanding with respect to all Letters of Credit.

“Pro Rata Share” means, with respect to any Lender and any Facility or Facilities at any time, the percentage obtained by dividing (a) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of such Lender then in effect under such Facilities by (b) the sum of the Commitments (or, if such Commitments in any such Facility are terminated, the Pro Rata Outstandings therein) of all Lenders then in effect under such Facilities; provided, however, that, if there are no Commitments and no Pro Rata Outstandings in any of such Facilities, such Lender’s Pro Rata Share in such Facilities shall be determined based on the Pro Rata Share in such Facilities most recently in effect, after giving effect to any subsequent assignment and any subsequent non-pro rata payments of any Lender pursuant to Section 2.18.

“Projections” means, collectively, the Initial Projections and any document delivered pursuant to Section 6.1(f).

“Property Loss Event” means, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Proposed Acquisition” means (a) any proposed acquisition that is consensual and approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of or any line of business, division, branch or other operating unit of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower (or by Holdings to the extent such assets and Stock of or any line of business, division, branch or other operating unit are transferred to the Borrower or any Subsidiary of the Borrower contemporaneously with such acquisition) or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

“Proposed Acquisition Target” means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Stock of any Person owning such property or assets, or otherwise.

“Radio Station Licenses” means all licenses, Permits, permissions and other authorizations issued by the FCC for the operation of any Radio Station.

“Radio Stations” means and includes, collectively, (a) all of the AM and FM radio stations owned and operated by the Borrower or any of its Subsidiaries as of the Closing Date and (b) all radio stations from time to time acquired after the Closing Date by the Borrower or any of its Subsidiaries.

“Reference Date” has the meaning specified in the definition of “Available Amount.”

“Register” has the meaning specified in Section 2.14(b).

“Reinvestment Prepayment Amount” means, with respect to any Net Cash Proceeds on the Reinvestment Prepayment Date therefor, the amount of such Net Cash Proceeds less any amount paid or required to be paid by any Group Member to make Permitted Reinvestments with such Net Cash Proceeds pursuant to a Contractual Obligation entered into prior to such Reinvestment Prepayment Date.

“Reinvestment Prepayment Date” means, with respect to any portion of any Net Cash Proceeds of any Sale or Property Loss Event, the earliest of (a) the 180th day (or, so long as such Net Cash Proceeds have been committed by the Borrower to make Permitted Reinvestments as evidenced by a written notice provided to the Administrative Agent, the 360th day) after the completion of the portion of such Sale or Property Loss Event corresponding to such Net Cash Proceeds, (b) the date that is 5 Business Days after the date on which the Borrower shall have notified the Administrative Agent of the Borrower’s determination not to make Permitted Reinvestments with such Net Cash Proceeds, (c) the occurrence of any Event of Default set forth in Section 9.1(e)(ii) and (d) 5 Business Days after the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default.

“Related Documents” means, collectively, the Senior Notes Indenture, the payoff letters with respect to the Existing Credit Agreements executed and delivered to the Administrative Agent in connection with Section 3.1(d) and each other document executed with respect to any of the foregoing.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 10.4 or any comparable provision of any Loan Document.

“Related Taxes” means, (1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Company), required to be paid (provided such Taxes are in fact paid) by any Parent Company by virtue of its:

(a)          being organized or having Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries);

(b)          being a holding company parent, directly or indirectly, of the Company or any of the Company’s Subsidiaries;

(c)          receiving dividends from or other distributions in respect of the Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)          having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent pursuant Section 8.5;

(2)          if and for so long as the Company is a member of a group filing a consolidated, unitary or combined tax return with any Parent Company, any Taxes measured by income for which such Parent Company is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company and its Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; and

(3)          for any taxable period (or portion thereof corresponding to a period used for computing estimated tax of a calendar year corporation) ending after the Closing Date for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, tax distributions (in the case of an estimated tax period, prior to the related due date) to the owner or owners of equity of the Borrower in an aggregate amount equal to the product of (i) the Borrower’s “taxable income” (if the Borrower is a disregarded entity, computed as if Borrower were a partnership) for such period (or portion thereof), reduced by the cumulative net taxable loss of the Issuer for all prior periods ending after the Closing Date (determined as if all such prior periods were one taxable period) to the extent such loss is of a character that would permit such loss to be deducted against the current period’s income, and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to any direct or (through a partnership or other pass-through entity) indirect equity holder of the Borrower for such period (taking into account (x) the deductibility of state and local income taxes for U.S. federal income tax purposes and (y) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income), as properly adjusted to reflect the final determination of any previously estimated taxable income or loss.

“Related Transactions” means the transactions contemplated by the Related Documents and the payment of all related fees, costs and expenses.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Relevant Four Fiscal Quarter Period” has the meaning specified in Section 9.5.

“Remedial Action” means all actions required by Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, (a) Lenders having at such time in excess of 50% of the sum of the (i) aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender and (ii) Incremental Term Loan Commitments then in effect, ignoring, in such calculation, the Commitments and Pro Rata Outstandings of any Non-Funding Lender and (b) so long as there are two or more Lenders that are not Affiliates of the Borrower, at least two Lenders that are not Affiliates of the Borrower and if there are two or fewer Lenders that are not Affiliates of the Borrower, all Lenders that are not Affiliates of the Borrower.

“Required Revolving Credit Lenders” means, at any time, (a) Lenders having at such time in excess of 50% of the aggregate Revolving Credit Commitments (or, if such Commitments are terminated, the sum of the amounts of the participations in Swing Loans, the principal amount of the unparticipated portions of the Swing Loans and the Pro Rata Outstandings in the Revolving Credit Facility) then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender and (b) so long as there are two or more non-affiliated Lenders with Revolving Credit Commitments, at least two Lenders that are not Affiliates of the Borrower with Revolving Credit Commitments and if there are two or fewer Lenders that are not Affiliates of the Borrower with Revolving Credit Commitments, all Lenders that are not Affiliates of the Borrower with Revolving Credit Commitments.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, any of the president, chief executive officer, chief financial officer, vice president, treasurer, assistant treasurer, controller, managing member or general partner of such Person but, in any event, with respect to financial matters, any such officer that is responsible for preparing the Financial Statements delivered hereunder and, with respect to the Corporate Chart and other documents delivered pursuant to Section 6.1(e), documents delivered on the Closing Date and documents delivered pursuant to Section 7.10, the secretary or assistant secretary of such Person or any other officer responsible for maintaining the corporate and similar records of such Person.

“Restricted Payment” means (a) to declare or pay any dividend or make any distribution on or in respect of the Borrower’s or any Subsidiary’s Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries) except (i) dividends or distributions payable in Stock of the Borrower (other than Disqualified Stock) or in options, warrants or other rights to purchase such Stock of the Borrower; and (ii) dividends or distributions payable to the Borrower or a Subsidiary (and, in the case of any such Subsidiary making such dividend or distribution, to holders of its Stock other than the Borrower or another Subsidiary on no more than a pro rata basis); or (b) to purchase, redeem, retire or otherwise acquire for value any Stock of the Borrower or any parent of the Borrower held by Persons other than the Borrower or a Subsidiary.

“Retained Excess Cash Flow” means for each fiscal year the cumulative portion of Excess Cash Flow that is not required to be applied as required under Section 2.8(a) effective after the amount of Excess Cash Flow that is required to prepay Loan has been so used to prepay Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Loans and acquire interests in other Revolving Credit Outstandings, which commitment is in the amount set forth opposite such Lender’s name on Schedule I under the caption “Revolving Credit Commitment,” as amended to reflect Assignments and as such amount may be reduced pursuant to this Agreement. The aggregate amount of the Revolving Credit Commitments on the date hereof equals $10,000,000.

“Revolving Credit Facility” means the Revolving Credit Commitments and the provisions herein related to the Revolving Loans, Swing Loans and Letters of Credit.

“Revolving Credit Lender” means each Lender that has a Revolving Credit Commitment, holds a Revolving Loan or participates in any Swing Loan or Letter of Credit.

“Revolving Credit Outstandings” means, at any time, the sum of, in each case to the extent outstanding at such time, (a) the aggregate principal amount of the Revolving Loans and Swing Loans and (b) the L/C Obligations for all Letters of Credit.

“Revolving Credit Termination Date” shall mean the earliest of (a) the Scheduled Revolving Credit Termination Date, (b) the date of termination of the Revolving Credit Commitments pursuant to Section 2.5 or 9.2 and (c) the date on which the Obligations become due and payable pursuant to Section 9.2.

“Revolving Loan” has the meaning specified in Section 2.1.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any of its Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to a third Person in contemplation of such leasing.

“Scheduled Revolving Credit Termination Date” means the fourth (4th) anniversary of the Closing Date.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.

“Secured Hedging Agreement” means any Hedging Agreement that (a) has been entered into with a Secured Hedging Counterparty, (b) in the case of a Hedging Agreement not entered into with or provided or arranged by GE Capital or an Affiliate of GE Capital, is expressly identified as being a “Secured Hedging Agreement” hereunder in a joint notice from such Loan Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Hedging Agreement and (c) meets the requirements of Section 8.1(h).

“Secured Hedging Counterparty” means (a) a Person who has entered into a Hedging Agreement with a Loan Party if such Hedging Agreement was provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into a Hedging Agreement with a Loan Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Hedging Agreement).

“Secured Parties” means the Lenders, the L/C Issuers, the Administrative Agent, any Secured Hedging Counterparty, each other Indemnitee and any other holder of any Obligation of any Loan Party.

“Security” means all Stock, Stock Equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

“Sell” means, with respect to any property, to sell, convey, transfer, assign, license, lease or otherwise dispose of, any interest therein or to permit any Person to acquire any such interest, including, in each case, through a Sale and Leaseback Transaction or through a sale, factoring at maturity, collection of or other disposal, with or without recourse, of any notes or accounts receivable. Conjugated forms thereof and the noun “Sale” have correlative meanings.

“Senior Notes” means the 9% Senior Notes due April 1, 2019, issued by the Borrower in Dollars and governed by the terms of the Senior Notes Indenture, whether issued on or about the Closing Date or registered with the United States Securities and Exchange Commission and received by the Borrower in exchange for any Senior Note issued on or about the Closing Date.

“Senior Notes Indenture” means the Indenture, dated as of April 4, 2012, between the Borrower and the Senior Notes Trustee.

“Senior Notes Trustee” means Wilmington Trust, National Association, as trustee under the Senior Notes Indenture.

“Senior Secured Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date (other than any portion of Consolidated Total Debt that is unsecured) to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Equity Contribution” has the meaning specified in Section 9.5.

“Sponsor” means Oaktree and its Affiliates and funds or partnerships managed or advised by them or any of their Affiliates, but not including, however, any of their respective portfolio companies.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to the Administrative Agent.

“Station Revenue” means, for any fiscal period, the revenue of Borrower and its Subsidiaries derived directly from the operation of Radio Stations during such period, net of any commissions paid to any third parties with respect to such revenue.

“Stock” means, with respect to any Person, any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Debt” means any Indebtedness that is subordinated to the payment in full of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person:

(1)          any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)          any partnership, joint venture, limited liability company or similar entity of which:

(a)          more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)          such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Substitute Lender” has the meaning specified in Section 2.18(a).

“SWDA” means the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.).

“Swingline Commitment” means $2,000,000.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

“Swingline Request” has the meaning specified in Section 2.3(b).

“Swing Loan” has the meaning specified in Section 2.3.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) in the event that the Borrower is treated for U.S. federal income tax purposes as an entity taxable as a corporation, any Affiliate of the Borrower with which the Borrower files consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.17(a).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, sponsored or maintained by an ERISA Affiliate or to which any ERISA Affiliate has an obligation to contribute or could otherwise have liability.

“Total Assets” means, as of any date, the total consolidated assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Borrower and its Subsidiaries, determined on a Pro Forma Basis.

“Total Leverage Ratio” means, with respect to any Person as of any date, the ratio of (a) Consolidated Total Debt of such Person outstanding as of such date to (b) Consolidated EBITDA for such Person for the last period of four consecutive Fiscal Quarters ending on or before such date.

“Trademarks” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Transactions” means, the acquisition of Millenium Radio Group, LLC, the acquisition of Double O Corporation, the offering of the Senior Notes and the application of the proceeds thereof and the entry into this Agreement.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“United States” means the United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11.

“U.S. Lender Party” means each of the Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a Domestic Person.

“Voting Stock” of a Person means all classes of Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the Stock of which (other than nominal holdings and director’s qualifying shares) is owned by such Person.

“Withdrawal Liability” means any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

Section 1.2          UCC Terms.   The following terms have the meanings given to them in the applicable UCC: “commodity account,” “commodity contract,” “commodity intermediary,” “deposit account,” “entitlement holder,” “entitlement order,” “equipment,” “financial asset,” “general intangible,” “goods,” “instruments,” “inventory,” “securities account,” “securities intermediary” and “security entitlement.”

Section 1.3          Accounting Terms and Principles.

(a)          GAAP.   Except as set forth in any Loan Document, all accounting terms not specifically defined herein shall be construed in accordance with GAAP (except for the term “property,” which shall be interpreted as broadly as possible, including, in any case, cash, Securities, other assets, rights under Contractual Obligations and Permits and any right or interest in any property). No change in the accounting principles used in the preparation of any Financial Statement hereafter adopted by the Borrower shall be given effect if such change would affect a calculation that measures compliance with any provision of Article V or Article VIII unless the Borrower, the Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VIII shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.” A breach of a financial covenant contained in Article V shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to the Administrative Agent.

(b)          Pro Forma.   All components of financial calculations made to determine compliance with Article V shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period.

Section 1.4          Payments.   The Administrative Agent may set up reasonable standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Loan Party or any L/C Issuer. Any such determination or redetermination by the Administrative Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by any Secured Party or Loan Party and no other currency conversion shall change or release any obligation of any Loan Party or of any Secured Party (other than the Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

Section 1.5          Interpretation.

(a)          Certain Terms.   The terms “herein,” “hereof” and similar terms refer to this Agreement as a whole. In the computation of periods of time from a specified date to a later specified date in any Loan Document, the terms “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.” In any other case, the term “including” when used in any Loan Document means “including without limitation.” The term “documents” means all writings, however evidenced and whether in physical or electronic form, including all documents, instruments, agreements, notices, demands, certificates, forms, financial statements, opinions and reports. The term “incur” means incur, create, make, issue, assume or otherwise become directly or indirectly liable in respect of or responsible for, in each case whether directly or indirectly, and the terms “incurrence” and “incurred” and similar derivatives shall have correlative meanings. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to restrictions on such assignments set forth herein).

(b)          Certain References.   Unless otherwise expressly indicated, references (i) in this Agreement to an Exhibit, Schedule, Article, Section or clause refer to the appropriate Exhibit or Schedule to, or Article, Section or clause in, this Agreement and (ii) in any Loan Document, to (A) any agreement shall include, without limitation, all exhibits, schedules, appendixes and annexes to such agreement and, unless the prior consent of any Secured Party required therefor is not obtained, any modification to any term of such agreement, (B) any statute shall be to such statute as modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative and (C) any time of day shall be a reference to New York time. Titles of articles, sections, clauses, exhibits, schedules and annexes contained in any Loan Document are without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. Unless otherwise expressly indicated, the meaning of any term defined (including by reference) in any Loan Document shall be equally applicable to both the singular and plural forms of such term.

(c)          Laws.   References to any statute or regulation may be made by using either the common or public name thereof or a specific citation reference and are to be construed as including all statutory and regulatory provisions relating thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

ARTICLE 2

THE FACILITIES

Section 2.1          The Commitments.

(a)          Revolving Credit Commitments. On the terms and subject to the conditions contained in this Agreement, each Revolving Credit Lender severally, but not jointly, agrees to make loans in Dollars (each a “Revolving Loan”) to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Credit Commitment; provided, however, that at no time shall any Revolving Credit Lender be obligated to make a Revolving Loan in excess of such Lender’s Pro Rata Share of the amount by which the then effective Revolving Credit Commitments exceeds the aggregate Revolving Credit Outstandings at such time. Within the limits set forth in the first sentence of this clause (a), amounts of Revolving Loans repaid may be reborrowed under this Section 2.1.

(b)          [Reserved].

(c)          Incremental Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement and in the applicable Incremental Term Loan Assumption Agreement, each Lender having an Incremental Term Loan Commitment severally, but not jointly, agrees to make Incremental Term Loans to the Borrower, in an amount not to exceed such Lender’s Incremental Term Loan Commitment. Amounts of Incremental Term Loans repaid may not be reborrowed.

Section 2.2          Borrowing Procedures.

(a)          Notice From the Borrower. Each Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 11:00 a.m. on (i) the first Business Day, in the case of a Borrowing of Base Rate Loans and (ii) the third Business Day, in the case of a Borrowing of

Eurodollar Rate Loans, prior to the date of the proposed Borrowing. Each such notice may be made in a writing substantially in the form of Exhibit C (a “Notice of Borrowing”) duly completed or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Borrowing, with such a Notice of Borrowing. Loans shall be made as Base Rate Loans unless, outside of a suspension period pursuant to Section 2.15, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement).

(b)          Notice to Each Lender.   The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Notice of Borrowing and, if Eurodollar Rate Loans are properly requested in such Notice of Borrowing, prompt notice of the applicable interest rate. Each Lender shall, before 11:00 a.m. on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 11.11, such Lender’s Pro Rata Share of such proposed Borrowing. Upon fulfillment or due waiver (i) on the Closing Date, of the applicable conditions set forth in Section 3.1 and (ii) on the Closing Date and any time thereafter, of the applicable conditions set forth in Section 3.2, the Administrative Agent shall make such funds available to the Borrower.

(c)          Non-Funding Lenders.

(i)          Unless the Administrative Agent shall have received notice from any Lender prior to the date such Lender is required to make any payment hereunder with respect to any Loan or any participation in any Swing Loan or Letter of Credit that such Lender will not make such payment (or any portion thereof) available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such payment available to the Administrative Agent on the date such payment is required to be made in accordance with this Article II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount; provided that nothing herein or in any other Loan Document shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender. The Borrower agrees to repay to the Administrative Agent on demand such amount (until repaid by such Lender) with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Obligation that would have been created when the Administrative Agent made available such amount to the Borrower had such Lender made a corresponding payment available; provided, however, that such payment shall not relieve such Lender of any obligation it may have to the Borrower, the Swingline Lender or any L/C Issuer. In addition, any Non-Funding Lender agrees to pay, without duplication, such amount to the Administrative Agent on demand together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to such Revolving Loan. Such repayment shall then constitute the funding of the corresponding Revolving Loan (including any Revolving Loan deemed to have been made hereunder with such payment) or participation. The failure of a Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it or to make any other payment required to be made by it under the Loan Documents, in each case on the date specified therefore, shall not relieve any other Lender of its obligations to make such loan, fund the purchase of such participation or make any other such payment under any Loan Document on such date, but neither the Administrative Agent nor, other than as expressly set forth herein, any Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other payment required under any Loan Document.

(ii)          Reallocation.   If any Revolving Credit Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s L/C Obligations (unless such Lender is the L/C Issuer that Issued such Letter of Credit) and reimbursement obligations with respect to Swing Loans shall, at the Administrative Agent’s election at any time or upon any L/C Issuer’s or Swingline Lender’s, as applicable, written request delivered to the Administrative Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Credit Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Pro Rata Share of the Revolving Credit Commitment (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Credit Lender’s Pro Rata Share had been increased proportionately), provided that no Revolving Credit Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding L/C Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Credit Commitment.

(iii)          Voting Rights.   Notwithstanding anything herein to the contrary, including Section 11.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans or Commitments, included in the determination of “Required Lenders,” “Required Revolving Credit Lenders” or “Lenders directly affected” pursuant to Section 11.1) for any voting or consent rights under or with respect to any Loan Document; provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case without the consent of such Non-Funding Lender. For the purposes of determining Required Lenders and Required Revolving Credit Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)          Borrower Payments to a Non-Funding Lender.   The Administrative Agent shall be entitled to hold, in a non-interest bearing account, all portions of any payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral. The Administrative Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties, and then, to hold as cash collateral the amount of such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 2.2(c)(ii), of all L/C Obligations until the Obligations are paid in full in cash, all L/C Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or L/C Obligations, any amounts applied by the Administrative Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Credit Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Credit Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and L/C Obligations are held by the Revolving Credit Lenders in accordance with their Pro Rata Shares of the Revolving Credit Commitment. Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Administrative Agent, L/C Issuers, Swingline Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, L/C Obligations, Swing

Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender’s L/C Obligations and reimbursement Obligations with respect to Swing Loans reallocated to other Lenders pursuant to Section 2.2(c)(ii).

(v)          Cure.   A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to the Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)          Fees.   A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and the Borrower shall not be required to pay, such Lender’s portion of the Unused Commitment Fee during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of L/C Obligations occurs pursuant to Section 2.2(c)(ii)), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Credit Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Credit Lenders.

Section 2.3          Swing Loans.

(a)          Availability.   On the terms and subject to the conditions contained in this Agreement, the Swingline Lender may, in its sole discretion, make loans in Dollars (each a “Swing Loan”) available to the Borrower under the Revolving Credit Facility from time to time on any Business Day during the period from the date hereof until the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate Revolving Credit Outstandings would exceed the Revolving Credit Commitments and (y) in the period commencing on the first Business Day after it receives notice from the Administrative Agent or the Required Revolving Credit Lenders that one or more of the conditions precedent contained in Section 3.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (i) the funding date of any Borrowing of Revolving Loans and (ii) the Revolving Credit Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of Swing Loans repaid may be reborrowed under this clause (a).

(b)          Borrowing Procedures. In order to request a Swing Loan, the Borrower shall give to the Administrative Agent a notice to be received not later than 1:00 p.m. on the day of the proposed borrowing, which may be made in a writing substantially in the form of Exhibit D duly completed (a “Swingline Request”) or by telephone if confirmed promptly but, in any event, prior to such borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing requests a Borrowing of Base Rate Loans, the Swing Line Lender may, notwithstanding anything else to the contrary in Section 2.2, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to the Administrative Agent and, in turn, the Administrative Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request.

(c)          Refinancing Swing Loans. The Swingline Lender may at any time forward a demand to the Administrative Agent (which the Administrative Agent shall, upon receipt, forward to each Revolving Credit Lender) that each Revolving Credit Lender pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Share of all or a portion of the outstanding Swing Loans (as such amounts may be increased pursuant to Section 2.2(c)(ii)). Each Revolving Credit Lender shall pay such Pro Rata Share to the Administrative Agent for the account of the Swingline Lender. Upon receipt by the Administrative Agent of such payment (other than during the continuation of any Event of Default under Section 9.1(e)), such Revolving Credit Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Administrative Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under Section 9.1(e), each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Pro Rata Share of such Swing Loan. If any payment made by any Revolving Credit Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Revolving Credit Lender pursuant to this clause (c) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Credit Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

(d)          Obligation to Fund Absolute. Each Revolving Credit Lender’s obligations pursuant to clause (c) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swing Loan Lender, any other Secured Party or any other Person, (B) the failure of any condition precedent set forth in Section 3.2 to be satisfied or the failure of the Borrower to deliver any notice set forth in Section 2.2(a) (each of which requirements the Revolving Credit Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Loan Party.

Section 2.4          Letters of Credit.

(a)          Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer’s usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Group Member), Letters of Credit (denominated in Dollars and with face amounts that are multiples of $250,000) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Credit Termination Date and 7 days prior to the Scheduled Revolving Credit Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

(i)          (A) the aggregate Revolving Credit Outstandings would exceed the aggregate Revolving Credit Commitments or (B) the L/C Obligations for all Letters of Credit would exceed the L/C Sublimit;

(ii)          the expiration date of such Letter of Credit (A) is not a Business Day, (B) is more than one year after the date of Issuance thereof or (C) is later than 7 days prior to the Scheduled

Revolving Credit Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (C) above; or

(iii)          (A) any fee due in connection with, and on or prior to, such Issuance has not been paid, (B) such Letter of Credit is requested to be Issued in a form that is not acceptable to such L/C Issuer or (C) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is Issued for the account of any other Group Member, such Group Member), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital as an L/C Issuer may elect only to Issue Letters of Credit in its own name and may only Issue Letters of Credit to the extent permitted by Requirements of Law, and such Letters of Credit may not be acceptable by certain beneficiaries such as insurance companies. For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Administrative Agent or the Required Revolving Credit Lenders that any condition precedent contained in Section 3.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to Issue any Letter of Credit unless (i) the Non-Funding Lender or Impacted Lender has been replaced in accordance with Section 2.18 or Section 11.2, (ii) the L/C Obligations of such Non-Funding Lender or Impacted Lender have been cash collateralized, (iii) the Revolving Credit Commitments of the other Revolving Credit Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all future L/C Obligations will be covered by all Revolving Credit Lenders that are not Non-Funding Lenders or Impacted Lenders, or (iv) the L/C Obligations of such Non-Funding Lender or Impacted Lender have been reallocated to other Revolving Credit Lenders in a manner consistent with Section 2.2(c)(ii).

(b)          Notice of Issuance.   The Borrower shall give the relevant L/C Issuer and the Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Administrative Agent not later than 11:00 a.m. on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially the form of Exhibit E duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”) or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

(c)          Reporting Obligations of L/C Issuers.   Each L/C Issuer agrees to provide the Administrative Agent (which, after receipt, the Administrative Agent shall provide to each Revolving Credit Lender), in form and substance satisfactory to the Administrative Agent, each of the following on the following dates: (i) on or prior to (A) any Issuance of any Letter of Credit by such L/C Issuer, (B) any drawing under any such Letter of Credit or (C) any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment, (ii) upon the request of the Administrative Agent (or any Revolving Credit Lender through the Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Administrative Agent and (iii) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the L/C Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(d)          Acquisition of Participations. Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the L/C Obligations, each Revolving Credit Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related L/C Obligations in an amount equal to such Lender’s Pro Rata Share of such L/C Obligations.

(e)          Reimbursement Obligations of the Borrower.   The Borrower agrees to pay to the L/C Issuer of any Letter of Credit, or to the Administrative Agent for the benefit of such L/C Issuer, each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer or from the Administrative Agent that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (i) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (e) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Administrative Agent of such failure (and, upon receipt of such notice, the Administrative Agent shall forward a copy to each Revolving Credit Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (i) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (ii) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

(f)          Reimbursement Obligations of the Revolving Credit Lenders.   Upon receipt of the notice described in clause (e) above from the Administrative Agent, each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share of such L/C Reimbursement Obligation (as such amount may be increased pursuant to Section 2.2(c)(ii)). By making such payment (other than during the continuation of an Event of Default under Section 9.1(e)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by the Administrative Agent, for the benefit of such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations. Such participation shall not otherwise be required to be funded. Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (f) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay to the Administrative Agent, for the benefit of such Lender, all amounts received by such L/C Issuer (or to the extent such amount shall have been received by the Administrative Agent for the benefit of such L/C Issuer, the Administrative Agent shall promptly pay to such Lender all amounts received by the Administrative Agent for the benefit of such L/C Issuer) with respect to such portion.

(g)          Obligations Absolute. The obligations of the Borrower and the Revolving Credit Lenders pursuant to clauses (d), (e) and (f) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (i) (A) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (B) any document presented under a Letter of

Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (C) any loss or delay, including in the transmission of any document, (ii) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Group Member) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (iii) in the case of the obligations of any Revolving Credit Lender, (A) the failure of any condition precedent set forth in Section 3.2 to be satisfied (each of which conditions precedent the Revolving Credit Lenders hereby irrevocably waive) or (B) any adverse change in the condition (financial or otherwise) of any Loan Party and (iv) any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Credit Lender hereunder.

Section 2.5          Reduction and Termination of the Commitments.

(a)          Optional.   The Borrower may, upon notice to the Administrative Agent, terminate in whole or reduce in part ratably any unused portion of the Revolving Credit Commitments; provided, however, that each partial reduction shall be in an aggregate amount that is an integral multiple of $100,000.

(b)          Mandatory.   All outstanding Commitments shall terminate (i) in the case of the Incremental Term Loan Facility, as provided in the related Incremental Term Loan Assumption Agreement and (ii) in the case of the Revolving Credit Facility, on the Scheduled Revolving Credit Termination Date.

(c)          Reductions for Mandatory Prepayments. The then current Revolving Credit Commitments shall be reduced ratably on each date on which a prepayment of Revolving Loans or Swing Loans is made pursuant to Section 2.5(a).

Section 2.6          Repayment of Loans.

(a)          The Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the Swing Loans on the Scheduled Revolving Credit Termination Date.

(b)          The Borrower promises to repay any Incremental Term Loans on the applicable Incremental Term Loan Maturity Date and on the applicable Incremental Term Loan Repayment Dates and in the amounts set forth in the applicable Incremental Term Loan Assumption Agreement.

Section 2.7          Optional Prepayments. The Borrower may prepay the outstanding principal amount of any Loan, without premium or penalty (except with respect to any Incremental Term Loans, as set forth in the applicable Incremental Term Loan Assumption Agreement), in whole or in part at any time (together with any breakage costs that may be owing pursuant to Section 2.16(a) after giving effect to such prepayment); provided, however, that each partial prepayment that is not of the entire outstanding amount under any Facility shall be in an aggregate amount that is an integral multiple of $100,000 for Revolving Loans and $500,000 for all other Loans.

Section 2.8          Mandatory Prepayments.

(a)          Excess Cash Flow.   The Borrower shall pay or cause to be paid to the Administrative Agent, within 5 Business Days after the last date Financial Statements can be delivered pursuant to

Section 6.1(c) for any Fiscal Year ending on and after December 31, 2012, an amount equal to 50% of the Excess Cash Flow for such Fiscal Year; provided, however, that should the Senior Secured Leverage Ratio of the Borrower on the last day of such Fiscal Year be less than (i) 1.00 to 1.00, such percentage shall be reduced to 25% and (ii) 0.50 to 1.00, such percentage shall be reduced to 0%; provided that prepayments under this Section 2.8(a) shall only be required to the extent any Incremental Term Loans are outstanding or any Incremental Term Loan Commitment is available to Borrower; provided, further, the amount of any mandatory prepayment from Excess Cash Flow shall be reduced dollar-for-dollar by (x) the amount of voluntary prepayments of the Incremental Term Loans that were applied to prepay scheduled installments thereof in the same order as mandatory corresponding prepayments from Excess Cash Flow and (y) the amount of any prepayment of the Revolving Loan that was accompanied by a permanent reduction in the Revolving Credit Commitment.

(b)          Debt Issuances.   Upon receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness of the type specified in clause (a) or (b) of the definition thereof (other than any such Indebtedness permitted hereunder in reliance upon Section 8.1), the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such Net Cash Proceeds.

(c)          Asset Sales and Property Loss Events.   Within one Business Day after receipt on or after the Closing Date by any Loan Party or any of its Subsidiaries of Net Cash Proceeds arising from (i) any Sale by any Group Member of any of its property other than Sales of its own Stock and Sales of property permitted hereunder in reliance upon any of clauses (a) through (d) of Section 8.4 or (ii) any Property Loss Event with respect to any property of any Group Member to the extent resulting, in the aggregate with all other such Sales and Property Loss Events occurring in the same Fiscal Year, in the receipt by any of them of Net Cash Proceeds in excess of $1,500,000, the Borrower shall immediately pay or cause to be paid to the Administrative Agent an amount equal to 100% of such excess Net Cash Proceeds; provided, however, that, upon any such receipt, as long as no Event of Default shall be continuing, any Group Member may make Permitted Reinvestments with such Net Cash Proceeds and the Borrower shall not be required to make or cause such payment to the extent (x) such Net Cash Proceeds are intended to be used to make Permitted Reinvestments and (y) on each Reinvestment Prepayment Date for such Net Cash Proceeds, the Borrower shall pay or cause to be paid to the Administrative Agent an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Prepayment Date and such Net Cash Proceeds.

(d)          Excess Outstandings.   On any date on which the aggregate principal amount of Revolving Credit Outstandings exceeds the aggregate Revolving Credit Commitments, the Borrower shall pay to the Administrative Agent an amount equal to such excess.

(e)          Application of Payments. Any payments made to the Administrative Agent pursuant to this Section 2.8 shall be applied to the Obligations in accordance with Section 2.12(b).

Section 2.9          Interest.

(a)          Rate.   All Loans and the outstanding amount of all other Obligations (other than pursuant to Secured Hedging Agreements) shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows: (i) in the case of Base Rate Loans, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin, each as in effect from time to time, (ii) in the case of Eurodollar Rate Loans, at a rate per annum equal to the sum of the Eurodollar Rate and the Applicable Margin, each as in effect for the applicable Interest Period, and (iii) in the case of other Obligations, at a rate per annum equal to the sum of the Base Rate and the Applicable Margin for Revolving Loans that are Base Rate Loans, each as in effect from time to time.

(b)          Payments.   Interest accrued shall be payable in arrears (i) if accrued on the principal amount of any Loan, (A) at maturity (whether by acceleration or otherwise) and (B)(1) if such Loan is a Base Rate Loan (including a Swing Loan), on the last day of each calendar quarter commencing on the first such day following the making of such Loan, (2) if such Loan is a Eurodollar Rate Loan, on the last day of each Interest Period applicable to such Loan and, if applicable, on each date during such Interest Period occurring every 3 months from the first day of such Interest Period and (ii) if accrued on any other Obligation, on demand from any after the time such Obligation is due and payable (whether by acceleration or otherwise).

(c)          Default Interest.   Notwithstanding the rates of interest specified in clause (a) above or elsewhere in any Loan Document, effective immediately upon (A) the occurrence of any Event of Default under Section 9.1(a) or (d) or (B) the occurrence of any Event of Default under Article V, Article VI or Article VIII, the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing, the principal balance of all Obligations (including any Obligation that bears interest by reference to the rate applicable to any other Obligation) then due and payable shall bear interest at a rate that is 2% per annum in excess of the interest rate applicable to such Obligations from time to time, payable on demand or, in the absence of demand, on the date that would otherwise be applicable.

(d)          Savings Clause.   Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

Section 2.10          Conversion and Continuation Options.

(a)          Option.   The Borrower may elect (i) in the case of any Eurodollar Rate Loan, (A) to continue such Eurodollar Rate Loan or any portion thereof for an additional Interest Period on the last day of the Interest Period applicable thereto and (B) to convert such Eurodollar Rate Loan or any portion thereof into a Base Rate Loan at any time on any Business Day, subject to the payment of any breakage costs required by Section 2.16(a), and (ii) in the case of Base Rate Loans (other than Swing Loans), to convert such Base Rate Loans or any portion thereof into Eurodollar Rate Loans at any time on any Business Day upon 3 Business Days’ prior notice; provided, however, that, (x) for each Interest Period, the aggregate amount of Revolving Loans constituting Eurodollar Rate Loans having such Interest Period must be an integral multiple of $100,000 and (y) no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans and no continuation in whole or in part of Eurodollar Rate Loans shall be permitted at any time at which (1) an Event of Default shall be continuing and the Administrative Agent or the Required Lenders shall have determined in their sole discretion not to permit such conversions or continuations or (2) such continuation or conversion would be made during a suspension imposed by Section 2.15.

(b)          Procedure.   Each such election shall be made by giving the Administrative Agent at least 3 Business Days’ prior notice in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) duly completed. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. If the Administrative Agent does not receive a timely Notice of Conversion or Continuation from the Borrower containing a permitted election to continue or convert any Eurodollar Rate Loan, then, upon the expiration of the applicable Interest Period, such Loan shall be automatically converted to a Base Rate Loan. Each partial conversion or continuation shall be allocated ratably among the Lenders in the applicable Facility in accordance with their Pro Rata Share.

Section 2.11          Fees.

(a)          Unused Commitment Fee.   The Borrower agrees to pay to each Revolving Credit Lender a commitment fee on the actual daily amount by which the Revolving Credit Commitment of such Lender exceeds its Pro Rata Share of the sum of (i) the aggregate outstanding principal amount of Revolving Loans and (ii) the outstanding amount of the L/C Obligations for all Letters of Credit (the “Unused Commitment Fee”) from the date hereof through the Revolving Credit Termination Date at a rate per annum equal to the Applicable Margin, payable in arrears (x) on the last day of each calendar quarter and (y) on the Revolving Credit Termination Date.

(b)          Letter of Credit Fees.   The Borrower agrees to pay, with respect to all Letters of Credit Issued by any L/C Issuer, (i) to the Administrative Agent or such L/C Issuer, as appropriate, certain fees, documentary and processing charges as separately agreed between the Borrower and such L/C Issuer or otherwise in accordance with such L/C Issuer’s standard schedule in effect at the time of determination thereof and (ii) to the Administrative Agent, for the benefit of the Revolving Credit Lenders according to their Pro Rata Shares, a fee (the “Letter of Credit Fee”) accruing at a rate per annum equal to the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans on the maximum undrawn face amount of such Letters of Credit, payable in arrears (A) on the last day of each calendar quarter, ending after the Issuance of such Letter of Credit and (B) on the Revolving Credit Termination Date; provided, however, that the fee payable under this clause (ii) shall be increased by 2% per annum and shall be payable, in addition to be payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon (x) the occurrence of any Event of Default under Section 9.1(e)(ii) or (y) the delivery of a notice by the Administrative Agent or the Required Lenders to the Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.

(c)          Upfront Fees.   The Borrower will pay to the Administrative Agent, for the account of each Lender in accordance with its applicable percentage on the Closing Date, an upfront fee equal to 2.00% of each Lender’s Revolving Credit Commitment on the Closing Date on or prior to the Closing Date

(d)          Additional Fees.   The Borrower shall pay to the Administrative Agent and its Related Persons its reasonable and customary fees and expenses in connection with any payments made pursuant to Section 2.16(a) (Breakage Costs) and has agreed to pay the additional fees described in the Fee Letter.

Section 2.12          Application of Payments.

(a)          Application of Voluntary Prepayments. Unless otherwise provided in this Section 2.12 or elsewhere in any Loan Document, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied to repay the Obligations the Borrower designates.

(b)          Application of Mandatory Prepayments. Subject to the provisions of clause (c) below with respect to the application of payments during the continuance of an Event of Default, any payment made by the Borrower to the Administrative Agent pursuant to Section 2.8 or any other prepayment of the Obligations required to be applied in accordance with this clause (b) shall be applied first, (other than in respect of any payment required pursuant to Section 2.8(d)) to the amortization payments of the outstanding Incremental Term Loans on a pro rata basis, until paid in full, second, to repay the outstanding principal balance of the Revolving Loans and the Swing Loans (without reduction of the Commitments therefor), third, in the case of any payment required pursuant to Section 2.8(d), to provide cash collateral to the extent and in the manner described in Section 9.3 and, then, any excess shall be retained by the Borrower.

(c)          Application of Payments During an Event of Default.   Each of Holdings and the Borrower hereby irrevocably waives, and agrees to cause each Loan Party and each other Group Member to waive, the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral and agrees that, notwithstanding the provisions of clause (a) above, the Administrative Agent may, and, upon either (A) the direction of the Required Lenders or (B) the termination of any Commitment or the acceleration of any Obligation pursuant to Section 9.2, shall, apply all payments in respect of any Obligation, all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral (i) first, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Administrative Agent, (ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers, (iii) third, to pay interest then due and payable in respect of the Loans and L/C Reimbursement Obligations, (iv) fourth, to repay the outstanding principal amounts of the Loans and L/C Reimbursement Obligations, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 9.3 and to pay any Obligations under any Secured Hedging Agreement or any Secured Cash Management Agreement and (v) fifth, to the ratable payment of all other Obligations.

(d)          Application of Payments Generally. All payments that would otherwise be allocated to the Revolving Credit Lenders pursuant to this Section 2.12 shall instead be allocated first, to repay interest on Swing Loans, on any portion of the Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender and on any L/C Reimbursement Obligation, in each case for which the Administrative Agent or, as the case may be, the L/C Issuer has not then been reimbursed by such Lender or the Borrower, second to pay the outstanding principal amount of the foregoing obligations and third, to repay the Revolving Loans. All repayments of any Revolving Loans shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods. All repayments of Incremental Term Loans of any series shall be allocated ratably among the Incremental Term Loans of such series. All repayments of Incremental Term Loans shall be applied to reduce remaining installments of such outstanding principal amounts of the Incremental Term Loans as set forth in the applicable Incremental Term Loan Assumption Agreement. If sufficient amounts are not available to repay all outstanding Obligations described in any priority level set forth in this Section 2.12, the available amounts shall be applied, unless otherwise expressly specified herein, to such Obligations ratably based on the proportion of the Secured Parties’ interest in such Obligations. Any priority level set forth in this Section 2.12 that includes interest shall include all such interest, whether or not accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding.

Section 2.13          Payments and Computations.

(a)          Procedure.   The Borrower shall make each payment under any Loan Document not later than 11:00 a.m. on the day when due to the Administrative Agent by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder) to the following account (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment) in immediately available Dollars and without setoff or counterclaim:

ABA No. 021-001-033

Account Number 502-797-91

Deutsche Bank Trust Company Americas,

60 Wall Street, New York, New York

Account Name: GECC/CAF Depository,

Reference:  GE Capital Re Townsquare Radio, LLC

The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the Lenders, in accordance with the application of payments set forth in Section 2.12.   The Lenders shall make any payment under any Loan Document in immediately available Dollars and without setoff or counterclaim. Each Revolving Credit Lender shall make each payment for the account of any L/C Issuer or Swingline Lender required pursuant to Section 2.3 or 2.4 (A) if the notice or demand therefor was received by such Lender prior to 11:00 a.m. on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 11:00 a.m. may, in the Administrative Agent’s sole discretion, be deemed to be received on the next Business Day.

(b)          Computations of Interests and Fees.   All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or, in the case of Base Rate Loans, 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination of an interest rate or the amount of a fee hereunder shall be made by the Administrative Agent (including determinations of a Eurodollar Rate or Base Rate in accordance with the definitions of “Eurodollar Rate” and “Base Rate,” respectively) and shall be conclusive, binding and final for all purposes, absent manifest error.

(c)          Payment Dates.   Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day without any increase in such payment as a result of additional interest or fees; provided, however, that such interest and fees shall continue accruing as a result of such extension of time. For the avoidance of doubt, the initial payments of interest and fees relating to the Obligations (other than amounts due on the Closing Date) shall be due and paid on the last day of the first month or quarter, as applicable, following entry of the Obligations onto the operations systems of the Administrative Agent, but in no event later than the last day of the second month or quarter, as applicable, following the Closing Date.

(d)          Advancing Payments. Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the

Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans under the applicable Facility) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Section 2.14          Evidence of Debt.

(a)          Records of Lenders.   Each Lender shall maintain in accordance with its usual practice accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In addition, each Lender having sold a participation in any of its Obligations or having identified an SPV as such to the Administrative Agent, acting as agent of the Borrower solely for this purpose and solely for tax purposes, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as such Lender shall notify the Borrower) a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such participant and SPV (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such participant and SPV in any Obligation, in any Commitment and in any right to receive any payment hereunder (the “Participant Register”); provided that no Lender shall have any obligation to disclose any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that the Incremental Term Loans, Revolving Loans or Letters of Credit or other obligations are in registered form for United States federal income tax purposes. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Obligation for all purposes of this Agreement notwithstanding any notice to the contrary.

(b)          Records of Administrative Agent.   The Administrative Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.14, shall establish and maintain at its address referred to in Section 11.11 (or at such other address as the Administrative Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Administrative Agent, each Lender and each L/C Issuer in the Revolving Credit Outstandings, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligation, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Section 2.18 (Substitution of Lenders) and Section 11.2 (Assignments and Participations; Binding Effect)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for Eurodollar Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid and (6) any other payment received by the Administrative Agent from the Borrower and its application to the Obligations.

(c)          Registered Obligations. Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in L/C Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C

Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.14 and Section 11.2 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

(d)          Prima Facie Evidence. The entries made in the Register and in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that no error in such account and no failure of any Lender or the Administrative Agent to maintain any such account shall affect the obligations of any Loan Party to repay the Loans in accordance with their terms. In addition, the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Administrative Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Administrative Agent.

(e)          Notes.   Upon any Lender’s request, the Borrower shall promptly execute and deliver Notes to such Lender evidencing the Loans of such Lender in a Facility and substantially in the form of Exhibit B; provided, however, that only one Note for each Facility shall be issued to each Lender, except (i) to an existing Lender exchanging existing Notes to reflect changes in the Register relating to such Lender, in which case the new Notes delivered to such Lender shall be dated the date of the original Notes and (ii) in the case of loss, destruction or mutilation of existing Notes and similar circumstances. Each Note, if issued, shall only be issued as means to evidence the right, title or interest of a Lender or a registered assignee in and to the related Loan, as set forth in the Register, and in no event shall any Note be considered a bearer instrument or obligation.

Section 2.15          Suspension of Eurodollar Rate Option.   Notwithstanding any provision to the contrary in this Article II, the following shall apply:

(a)          Interest Rate Unascertainable, Inadequate or Unfair.   In the event that (A) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate is determined or (B) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Lenders, whereupon the obligation of each Lender to make or to continue Eurodollar Rate Loans shall be suspended as provided in clause (c) below until the Administrative Agent shall notify the Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist.

(b)          Illegality.   If any Lender determines that the introduction of, or any change in or in the interpretation of, any Requirement of Law after the date of this Agreement shall make it unlawful, or any Governmental Authority shall assert that it is unlawful, for any Lender or its applicable lending office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, the obligation of such Lender to make or to continue Eurodollar

Rate Loans shall be suspended as provided in clause (c) below until such Lender shall, through the Administrative Agent, notify the Borrower that it has determined that it may lawfully make Eurodollar Rate Loans.

(c)          Effect of Suspension.   If the obligation of any Lender to make or to continue Eurodollar Rate Loans is suspended, (A) the obligation of such Lender to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, (B) such Lender shall make a Base Rate Loan at any time such Lender would otherwise be obligated to make a Eurodollar Rate Loan, (C) the Borrower may revoke any pending Notice of Borrowing or Notice of Conversion or Continuation to make or continue any Eurodollar Rate Loan or to convert any Base Rate Loan into a Eurodollar Rate Loan and (D) each Eurodollar Rate Loan of such Lender shall automatically and immediately (or, in the case of any suspension pursuant to clause (a) above, on the last day of the current Interest Period thereof) be converted into a Base Rate Loan.

Section 2.16          Breakage Costs; Increased Costs; Capital Requirements.

(a)          Breakage Costs.   The Borrower shall compensate each Lender, upon demand from such Lender to such Borrower (with copy to the Administrative Agent), for all Liabilities (including, in each case, those incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to prepare to fund, to fund or to maintain the Eurodollar Rate Loans of such Lender to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may incur (A) to the extent, for any reason other than solely by reason of such Lender being a Non-Funding Lender, a proposed Borrowing, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation or in a similar request made by telephone by the Borrower, (B) to the extent any Eurodollar Rate Loan is paid (whether through a scheduled, optional or mandatory prepayment) or converted to a Base Rate Loan (including because of Section 2.15) on a date that is not the last day of the applicable Interest Period or (C) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. For purposes of this clause (a), each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it using a matching deposit or other borrowing in the London interbank market.

(b)          Increased Costs.   If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any (x) (A) Requirement of Law relating to Excluded Taxes, or (B) any change to the extent it would require duplicate payment of any additional amount required to be paid by a Loan Party pursuant to Section 2.17(b), (c) or (d) or (y) any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority shall have the effect of (i) increasing the cost to such Lender of making, funding or maintaining any Eurodollar Rate Loan or to agree to do so or of participating, or agreeing to participate, in extensions of credit, (ii) increasing the cost to such L/C Issuer of Issuing or maintaining any Letter of Credit or of agreeing to do so or (iii) imposing any other cost to such Lender or L/C Issuer with respect to compliance with its obligations under any Loan Document, then, upon demand by such Lender or L/C Issuer (with copy to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender or L/C Issuer amounts sufficient to compensate such Lender or L/C Issuer for such increased cost; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case relating to Basel III, shall, in the case of each of the foregoing clauses (x) and (y) be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(c)          Increased Capital Requirements.   If at any time any Lender or L/C Issuer determines that, after the date hereof, the adoption of, or any change in or in the interpretation, application or administration of, or compliance with, any Requirement of Law (other than any imposition or increase of Eurodollar Reserve Requirements) from any Governmental Authority regarding capital adequacy, reserves, special deposits, liquidity requirements, compulsory loans, insurance charges against property of, deposits with or for the account of, Obligations owing to, or other credit extended or participated in by, any Lender or L/C Issuer or any similar requirement (in each case other than any imposition or increase of Eurodollar Reserve Requirements) shall have the effect of reducing the rate of return on the capital of such Lender’s or L/C Issuer (or any corporation controlling such Lender or L/C Issuer) as a consequence of its obligations under or with respect to any Loan Document or Letter of Credit to a level below that which, taking into account the capital adequacy policies of such Lender, L/C Issuer or corporation, such Lender, L/C Issuer or corporation could have achieved but for such adoption or change, then, upon demand from time to time by such Lender or L/C Issuer (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender amounts sufficient to compensate such Lender for such reduction; provided , (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case relating to Basel III, shall, in the case of each of the foregoing clauses (x) and (y) be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d)         Compensation Certificate.   Each demand for compensation under this Section 2.16 shall be accompanied by a certificate of the Lender or L/C Issuer claiming such compensation, setting forth the amounts to be paid hereunder, which certificate shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

Section 2.17          Taxes.

(a)          Payments Free and Clear of Taxes.   Except as otherwise provided in this Section 2.17, each payment by any Loan Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, “Taxes”). “Excluded Taxes” shall mean (i) taxes measured by net income (including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law including changes to Requirements of Law which are not in effect until after the Closing Date) by any Secured Party to deliver the documentation required to be delivered pursuant to clause (f) below, (iii) withholding taxes to the extent imposed pursuant to a law in effect on the date that such Secured Party became a “Secured Party” under this Agreement in the capacity under which such Secured Party makes a claim under this Section 2.17 or designates a new lending office, except in each case to the extent such Secured Party is a direct or indirect assignee (other than pursuant to Section 2.18 (Substitution of Lenders)) of any other Secured Party that was entitled, at the time the assignment of such other Secured Party became effective, or the Secured Party was entitled at the time it designated a new lending office to receive additional amounts under this Section 2.17 and (iv) United States federal withholding taxes imposed pursuant to FATCA. “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

(b)          Gross-Up.   If any Tax shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, such amount shall be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions applicable to any increases to any amount under this Section 2.17), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Loan Party shall make such deductions, (iii) the relevant Loan Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Loan Party shall deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment.

(c)          Other Taxes.   In addition, without duplication of its obligations under Section 2.17(b) or Section 2.17(c), the Borrower agrees to pay, and authorizes the Administrative Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Administrative Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by the Administrative Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Loan Party, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.11, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(d)          Indemnification.   The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to the Administrative Agent), each Secured Party for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.17) imposed on or with respect to any payment by or on account of an obligation of a Loan Party that is paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. A certificate of the Secured Party (or of the Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)          Mitigation.   Any Lender claiming any additional amounts payable pursuant to this Section 2.17 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)          Tax Forms.   (i) Each Non-U.S. Lender Party (in the case of a participant or SPV, only one whose interest was acquired from a Non-U.S. Lender Party) that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law that eliminates such exemption, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Administrative Agent that such Non-U.S. Lender Party (or, in the case of a Non-U.S. Lender Party that is fiscally transparent for U.S. federal tax purposes, each direct or indirect equity owner of such Non-U.S. Lender Party that is regarded for U.S. federal tax purposes) is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Loan Parties and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)        Each U.S. Lender Party (in the case of a participant or SPV, only one whose interest was acquired from a Non-U.S. Lender Party) shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two properly completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)       Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Administrative Agent.

(g)          If a payment made to a Secured Party under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Secured Party failed to comply with the applicable reporting requirements of FATCA, such Secured Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirement of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, any documentation prescribed under any Requirement of Law or reasonably requested by the Borrower as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Secured Party has complied with its obligations under FATCA, or to determine the amount to deduct and withhold from such payment pursuant to FATCA.

(h)          If any Secured Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of the Secured Party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided, however, that the Loan Party, upon the request of the Secured Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Secured Party in the event that the Secured Party is required to repay such refund to such taxing authority. Notwithstanding anything to the contrary in this clause (h), in no event will any Secured Party be required to pay any amount to any Loan Party pursuant to this clause (h) if such payment would place the Secured Party in a less favorable net after-tax position than the Secured Party would have been in had the indemnification payment or additional amounts giving rise to the refund never been paid to such Secured Party. This clause (h) shall not be construed to require any Secured Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party.

Section 2.18          Substitution of Lenders.

(a)          Substitution Right.   In the event that any Lender in any Facility that is not the Administrative Agent or an Affiliate of the Administrative Agent (an “Affected Lender”), (i) makes a claim under clause (b) (Increased Costs) or (c) (Increased Capital Requirements) of Section 2.16, (ii) notifies the Borrower pursuant to Section 2.15(b) (Illegality) that it becomes illegal for such Lender to continue to fund or make any Eurodollar Rate Loan in such Facility, (iii) makes a claim for payment pursuant to Section 2.17(b) (Gross-Up), (iv) becomes a Non-Funding Lender with respect to such Facility or (v) does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of other Lenders in such Facility, the Borrower may either pay in full such Affected Lender with respect to amounts due in such Facility with the consent of the Administrative Agent or substitute for such Affected Lender in such Facility any Lender or any Affiliate or Approved Fund of any Lender or any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent (in each case, a “Substitute Lender”). Notwithstanding anything herein to the contrary, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Administrative Agent may, but shall not be obligated to, obtain a Substitute Lender acceptable to the Borrower and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three Business Days’ prior notice to such Non-Funding Lender or Impacted Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.

(b)          Procedure.   To substitute such Affected Lender or pay in full the Obligations owed to such Affected Lender under such Facility as described in the first sentence of clause (a) above, the Borrower shall deliver a notice to the Administrative Agent and such Affected Lender. The effectiveness of such payment or substitution shall be subject to the delivery to the Administrative Agent by the Borrower (or, as may be applicable in the case of a substitution, by the Substitute Lender) of (i) payment for the account of such Affected Lender, of, to the extent accrued through, and outstanding on, the effective date for such payment or substitution, all Obligations owing to such Affected Lender with respect to such Facility (including those that will be owed because of such payment and all Obligations that would be owed to such Lender if it was solely a Lender in such Facility), (ii) in the case of a payment in full of the Obligations owing to such Affected Lender in the Revolving Credit Facility, payment of any amount that, after giving effect to the termination of the Commitment of such Affected Lender, is required to be paid pursuant to Section 2.8(d) (Excess Outstandings) and (iii) in the case of a substitution, (A) payment of the assignment fee set forth in Section 11.2(c) and (B) an assumption agreement in form and substance satisfactory to the Administrative Agent whereby the Substitute Lender shall, among other things, agree to be bound by the terms of the Loan Documents and assume the Commitment of the Affected Lender under such Facility.

(c)          Effectiveness.   Upon satisfaction of the conditions set forth in clause (b) above or in the case of a substitution of a Non-Funding Lender or Impacted Lender as described in the last sentence of clause (a) above, the Administrative Agent shall record such substitution or payment in the Register, whereupon (i) in the case of any payment in full in any Facility, such Affected Lender’s Commitments in such Facility shall be terminated and (ii) in the case of any substitution in any Facility, (A) the Affected Lender shall sell and be relieved of, and the Substitute Lender shall purchase and assume, all rights and claims of such Affected Lender under the Loan Documents with respect to such Facility, except that the Affected Lender shall retain such rights expressly providing that they survive the repayment of the Obligations and the termination of the Commitments, (B) the Substitute Lender shall become a “Lender” hereunder having a Commitment in such Facility in the amount of such Affected Lender’s Commitment in such Facility and (C) the Affected Lender shall execute and deliver to the Administrative Agent an Assignment to evidence such substitution and deliver any Note in its possession with respect to such Facility; provided, however, that the failure of any Affected Lender to execute any such Assignment or deliver any such Note shall not render such sale and purchase (or the corresponding assignment) invalid. Each Lender agrees that if the Borrower or the Administrative Agent exercises its option hereunder to cause an assignment by such Lender as an Affected Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 11.2. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver, on behalf of such Lender as assignor, any assignment agreement or other documentation as may be required to give effect to an assignment in accordance with Section 11.2 on behalf of an Affected Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.2.

Section 2.19          Incremental Term Loan Commitments.

(a)          The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Loan Lenders, each of which must be (i) an existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount) and (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice).

(b)          The Borrower will first seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion); provided, that if the Borrower requests Incremental Term Loan Commitments it only needs to give existing Lenders ten (10) Business Days to commit to provide such Incremental Term Loan Commitments on terms and conditions satisfactory to the Borrower to satisfy the foregoing. Thereafter, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders who will become Incremental Term Loan Lenders in connection therewith. The Borrower and each Incremental Term Loan Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Loan Lender. Except as set forth in the next succeeding sentence or in the Incremental Term Loan Assumption Agreement, the terms and provisions of the Incremental Term Loans shall be identical to those of any prior Incremental Term Loans. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Incremental Term Loans shall be no earlier than the sixth (6th) anniversary of the Closing Date, (ii) the weighted average life to maturity of the Incremental Term Loans shall be no shorter than the weighted average life to maturity of any prior Incremental Term Loans and (iii) if the initial yield on such Incremental Term Loans (as reasonably determined by the Administrative Agent in consultation with the Borrower to be equal to the sum of (x) the margin above the Eurodollar Rate on such Incremental Term Loans (taking into account any interest rate floors) and (y) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Incremental Term Loans and (B) four) exceeds the all-in-yield (calculated on the same basis) then in effect for the Eurodollar Rate on any prior Incremental Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for prior Incremental Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the new Incremental Term Loans. For the avoidance of doubt, arrangement, structuring and underwriting fees paid or payable to any Lead Arranger or its affiliates will not be taken into account when calculating the Yield Differential. Each Incremental Term Loan Assumption Agreement shall specify the conditions precedent to the applicable new Incremental Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c)          Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.19 unless (i) on the date of such effectiveness, the conditions set forth in paragraph (b) of Section 3.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 3.1, (iii) on the date of such effectiveness, such other conditions set forth in the applicable Incremental Term Loan Asusmption Agreement shall be satisfied, (iv) after giving pro forma effect to such Incremental Term Loan Commitment and the Incremental Term Loans to be made thereunder and the application of the proceeds therefrom, (x) the Borrower shall be in compliance with the financial covenant set forth in Section 5.1 on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements are required to be delivered hereunder, and (y) the Borrower’s Senior Secured Leverage Ratio on a Pro Forma Basis as of the date of the initial borrowing under such Incremental Term Loan Commitment shall not exceed 2.00:1.00, (v) the Loan Parties shall take the actions specified in Schedule 2.19 as promptly as reasonably practicable, and in any event within the periods after the Effective Date (as such term is defined in the Incremental Term Loan Assumption Agreement) specified in said Schedule 2.19, and (vi) to the extent reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations, as determined by the Administrative Agent in its reasonable discretion (x) the applicable Loan Party to any Mortgages shall, within 60 days of such incurrence (or such later date as agreed by the Administrative Agent), have entered into, and delivered to the Administrative Agent, at the direction and in the reasonable discretion of the Administrative Agent a mortgage modification or new Mortgage in proper form for recording in the relevant jurisdiction and in a form reasonably satisfactory to the Administrative Agent, (y) the Borrower shall have caused to be delivered to the Administrative Agent for the benefit of the Secured Parties an endorsement to the title insurance policy, date down(s) or other evidence reasonably satisfactory to the Administrative Agent insuring that the priority of the Lien of the Mortgages as security for the Obligations has not changed and confirming and/or insuring that since the issuance of the title insurance policy there has been no change in the condition of title and there are no intervening liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgages (other than those expressly permitted by Section 8.2) and (z) the Borrower shall have delivered, at the request of the Administrative Agent, to the Administrative Agent and/or all other relevant third parties all other items reasonably necessary to maintain the continuing priority of the Lien of the Mortgages as security for the Obligations.

(d)          Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans, when originally made, are included in each Borrowing of outstanding Incremental Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of Eurodollar Rate Incremental Term Loans to be converted into a Borrowing of Base Rate Term Loans on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Borrowing of Eurodollar Rate Incremental Term Loans on a pro rata basis. Any conversion of Eurodollar Incremental Term Loans to Base Rate Term Loans required by the preceding sentence shall be subject to Section 2.16.   If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of Eurodollar Rate Term Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement.

ARTICLE 3

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Section 3.1           Conditions Precedent to Effectiveness of the Credit Agreement on the Closing Date.   The effectiveness of this Agreement on the Closing Date is subject to the satisfaction or due waiver of each of the following conditions precedent on or before April 4, 2012:

(a)          Certain Documents.   The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise agreed by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(i)          this Agreement duly executed by Holdings and the Borrower and, for the account of each Lender having requested the same by notice to the Administrative Agent and the Borrower received by each at least 3 Business Days prior to the Closing Date (or such later date as may be agreed by the Borrower), Notes in each applicable Facility conforming to the requirements set forth in Section 2.14(e);

(ii)         the Guaranty and Security Agreement, duly executed by each Guarantor, together with (A) copies of UCC, Intellectual Property and other appropriate search reports and of all effective prior filings listed therein, together with evidence of the termination of such prior filings other than Permitted Liens and other documents with respect to the priority of the security interest of the Administrative Agent in the Collateral (other than filings relating to Permitted Liens), in each case as may be reasonably requested by the Administrative Agent, (B) all documents representing all certificated Securities being pledged pursuant to such Guaranty and Security Agreement and related undated powers or endorsements duly executed in blank and (C) a duly executed counterpart of the Perfection Certificate;

(iii)        a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto);

(iv)        customary opinions of counsel to the Loan Parties in New York, Delaware, Illinois and California, each addressed to the Administrative Agent, the L/C Issuers and the Lenders, and addressing such matters as the Administrative Agent may reasonably request;

(v)         duly executed favorable opinion letter of FCC counsel to the Loan Parties, addressed to the Administrative Agent, the L/C Issuers and the Lenders and addressing such matters as the Administrative Agent may reasonably request;

(vi)        a copy of each Constituent Document of each Loan Party that is on file with any Governmental Authority in any jurisdiction, certified as of a recent date by such Governmental Authority, together with, if applicable, certificates attesting to the good standing of such Loan Party in such jurisdiction and each other jurisdiction where such Loan Party is qualified to do business as a foreign entity or where such qualification is necessary (and, if appropriate in any such jurisdiction, related tax certificates);

(vii)       a certificate of the secretary or other officer of each Loan Party in charge of maintaining books and records of such Loan Party certifying as to (A) the names and signatures of each officer of such Loan Party authorized to execute and deliver any Loan Document, (B) the Constituent Documents of such Loan Party attached to such certificate are complete and correct copies of such Constituent Documents as in effect on the date of such certification (or, for any such Constituent Document delivered pursuant to clause (vi) above, that there have been no changes from such Constituent Document so delivered) and (C) the resolutions of such Loan Party’s board of directors or other appropriate governing body approving and authorizing the execution, delivery and performance of each Loan Document to which such Loan Party is a party;

(viii)      a certificate of a Responsible Officer of the Borrower to the effect that (A) each condition set forth in Section 3.2(b) has been satisfied and (B) attached thereto are complete and correct copies of each Related Document (other than the payoff letters for the Existing Credit Agreements); and

(ix)         insurance certificates in form and substance reasonably satisfactory to the Administrative Agent demonstrating that the insurance policies required by Section 7.5 are in full force and effect and have all endorsements required by such Section 7.5.

(b)          Fee and Expenses.   There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, any L/C Issuer or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

(c)          Consents.   Each Group Member shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority including, without limitation, the FCC, in each case, as may be necessary in connection with the consummation of the transactions contemplated in any Loan Document or Related Document (including the Related Transactions).

(d)          Related Transactions.   The Administrative Agent shall be reasonably satisfied that, (i) subject only the funding of the initial Loans hereunder and the use of proceeds thereof, all obligations under the Existing Credit Agreements will have been repaid in full, as evidenced by payoff letters duly executed and delivered by the applicable Loan Parties and the Existing Agents and (ii) the Senior Notes will be issued concurrently with the funding of the initial Loans hereunder and the use of proceeds thereof in accordance with the Disclosure Documents and the Borrower will receive gross proceeds thereof in an amount not less than $265.0 million.

(e)           Credit Ratings.   The Borrower shall have obtained a public corporate credit rating by S&P and a public corporate family rating by Moody’s.

(f)           Maximum Senior Secured Leverage and Maximum Total Leverage.   The Borrower’s (x) Senior Secured Leverage Ratio as of the Closing Date after giving effect to the Transactions for the four-quarter period ending no more than 45 days prior to the Closing Date shall not exceed, on a Pro Forma Basis, 2.00:1.00 and (y) Total Leverage Ratio as of the Closing Date after giving effect to the Transactions for the four-quarter period ending no more than 45 days prior to the Closing Date shall not exceed, on a Pro Forma Basis, 6.00:1.00.

(g)          Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental authority that challenges the Facilities or any of the other transactions contemplated hereby.

(h)          Evidence of Solvency. A certificate of the Chief Financial Officer of the Borrower, attesting that Borrower and its Subsidiaries, taken as a whole, after incurring the indebtedness contemplated by the Facilities on the Closing Date and the incurrence of the Senior Notes and the application of proceeds thereof, will be Solvent.

(i)           No Material Adverse Effect. Since December 31, 2011, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse change in any of the financial condition, business, performance, results of operations or property of the Group Members, taken as a whole.

Section 3.2           Conditions Precedent to Each Loan and Letter of Credit and to Effectiveness of the Credit Agreement.   The (x) obligation of each Lender on any date (including the Closing Date) to make any Loan (other than an Incremental Term Loan which are only subject to the conditions set forth in Section 2.19 and in the applicable Incremental Term Loan Assumption Agreement) and of each L/C Issuer on any date (including the Closing Date) to Issue any Letter of Credit and (y) the effectiveness of the Credit Agreement on the Closing Date to the extent that there are no extensions of credit under the Credit Agreement on the Closing Date, in each case, is subject to the satisfaction of each of the following conditions precedent:

(a)          Request. The Administrative Agent (and, in the case of any Issuance, the relevant L/C Issuer) shall have received, to the extent required by Article II, a written, timely and duly executed and completed Notice of Borrowing, Swingline Request or, as the case may be, L/C Request; provided that no Notice of Borrowing, Swingline Request or L/C Request shall be required on the Closing Date to the extent that there are no extensions of credit under the Credit Agreement requested for the Closing Date.

(b)          Representations and Warranties; No Defaults.   The following statements shall be true on such date, both before and after giving effect to such Loan or, as applicable, such Issuance: (i) the representations and warranties set forth in any Loan Document shall be true and correct (A) if such date is the Closing Date, on and as of such date and (B) otherwise, in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date and (ii) no Default or Event of Default shall be continuing.

The representations and warranties set forth in any Notice of Borrowing, Swingline Request or L/C Request (or any certificate delivered in connection therewith) shall be deemed to be made again on and as of the date of the relevant Loan or Issuance and the acceptance of the proceeds thereof or of the delivery of the relevant Letter of Credit.

Section 3.3           Determinations of Initial Borrowing Conditions.   For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to be satisfied with each document and each other matter required to be satisfactory to such Lender unless, prior to the Closing Date, the Administrative Agent receives notice from such Lender specifying such Lender’s objections and such Lender has not made available its Pro Rata Share of any Borrowing scheduled to be made on the Closing Date.

Section 3.4           Post-Closing Covenant.   Notwithstanding anything to the contrary contained in this Agreement, and the other Loan Documents, the parties hereto acknowledge and agree that the Loan Parties shall take the actions specified in Schedule 3.4 as promptly as reasonably practicable, and in any event within the periods after the Closing Date specified in said Schedule 3.4.   The provisions of said Schedule 3.4 shall be deemed incorporated by reference herein as fully as if set forth herein in their entirety.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the L/C Issuers and the Administrative Agent to enter into the Loan Documents, each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) represents and warrants to each of them each of the following on and as of each date applicable pursuant to Section 3.2:

Section 4.1           Corporate Existence; Compliance with Law.   Each Group Member (a) is duly organized, validly existing and in good standing (or applicable equivalent thereof) under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing (or applicable equivalent thereof) under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its property, to lease or sublease any property it operates under lease or sublease and to conduct its business as now or currently proposed to be conducted except as would not, individually or in the aggregate, have a Material Adverse Effect, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not have a Material Adverse Effect and (f) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, lease, sublease, operation, occupation or conduct of business, except where the failure to obtain such Permits, make such filings or give such notices would not, in the aggregate, have a Material Adverse Effect.

Section 4.2           Loan Documents and Related Documents.

(a)          Power and Authority.   The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Related Transactions and other transactions contemplated therein (i) are within such Loan Party’s corporate or similar powers and, at the time of execution thereof, have been duly authorized by all necessary corporate and similar action (including, if applicable, consent of holders of its Securities), (ii) do not (A) contravene such Loan Party’s Constituent Documents, (B) violate any applicable Requirement of Law, (C) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries (including other Loan Documents) other than those that would not, in the aggregate, have a Material Adverse Effect or (D) result in the imposition of any Lien (other than a Permitted Lien) upon any property of any Loan Party or any of its Subsidiaries and (iii) do not require any Permit of, or filing with, any Governmental Authority or any consent of, or notice to, any Person, other than (A) with respect to the Loan Documents, the filings required to perfect the Liens created by the Loan Documents and (B) those listed on Schedule 4.2 and that have been, or will be prior to the Closing Date, obtained or made, copies of which have been, or will be prior to the Closing Date, delivered to the Administrative Agent, and each of which on the Closing Date will be in full force and effect.

(b)          Due Execution and Delivery.   From and after its delivery to the Administrative Agent and, each Loan Document has been duly executed and delivered to the other parties thereto by each Loan Party party thereto, is the legal, valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization moratorium or similar laws limiting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3           Ownership of Group Members.   Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Closing Date, for each Group Member and each Subsidiary of any Group Member and each joint venture of any of them, its jurisdiction of organization, the number of shares of each class of Stock authorized (if applicable) on the Closing Date, the number outstanding on the Closing Date and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Borrower or Holdings. All outstanding Stock of each of them has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of Holdings, is owned beneficially and of record by a Group Member (or, in the case of the Borrower, by Holdings) free and clear of all Liens other than the security interests created by the Loan Documents and, in the case of joint ventures, Permitted Liens. There are no Stock Equivalents with respect to the Stock of any Group Member (other than Holdings) or any Subsidiary of any Group Member or any joint venture of any of them and, as of the Closing Date, except as set forth on Schedule 4.3, there are no Stock Equivalents with respect to the Stock of Holdings. There are no Contractual Obligations or other understandings to which any Group Member, any Subsidiary of any Group Member or any joint venture of any of them is a party with respect to (including any restriction on) the issuance, voting, Sale or pledge of any Stock or Stock Equivalent of any Group Member or any such Subsidiary or joint venture.

Section 4.4           Financial Statements.

(a)          Each of the audited Consolidated balance sheet of the Borrower as at December 31, 2011 and the related Consolidated statements of income, retained earnings and cash flows of Holdings for the Fiscal Year then ended, certified by Deloitte & Touche LLP, copies of which have been furnished to the Administrative Agent, fairly present in all material respects the Consolidated financial position, results of operations and cash flow of Holdings as at the dates indicated and for the periods indicated in accordance with GAAP.

(b)          Prior to the Closing Date, Holdings had no property (other than the Stock of the Borrower), liabilities or Contractual Obligations and immaterial liabilities or Contractual Obligations not to exceed $250,000 other than the Loan Documents and the Related Documents.

(c)          The Initial Projections have been prepared by the Borrower in light of the past operations of the Business and reflect projections for the five year period beginning on January 1, 2012 on a quarterly basis for the first year and on a year-by-year basis thereafter. As of the Closing Date, the Initial Projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of conditions and facts known to the Borrower as of the Closing Date and reflect the good faith, reasonable and fair estimates by the Borrower of the future Consolidated financial performance of Holdings and the other information projected therein for the periods set forth therein; it being understood, however, that the Initial Projections are as to future events and are not to be viewed as facts, that the Initial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that any particular Initial Projections will be realized and that actual results during the period or periods covered by any such Initial Projections may differ significantly from the projected results and such differences may be material.

Section 4.5           Material Adverse Effect.   Since December 31, 2011, there have been no events, circumstances, developments or other changes in facts that would, in the aggregate, have a Material Adverse Effect.

Section 4.6           Solvency. Both immediately before and after giving effect to (a) the Loans and Letters of Credit made or Issued on or prior to the date this representation and warranty is made, (b) the disbursement of the proceeds of such Loans, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties, on a consolidated basis, are Solvent.

Section 4.7           Litigation. Except as set forth in Schedule 4.7 there are no pending (or, to the knowledge of any Group Member, threatened in writing) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting the Borrower or any of its Subsidiaries with, by or before any Governmental Authority other than those that would not reasonably be expected to affect the Obligations, the Loan Documents, the Letters of Credit, the Related Transactions and would not, in the aggregate, have a Material Adverse Effect.

Section 4.8           Taxes. All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. Materially proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

Section 4.9           Margin Regulations.   The Borrower is not engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

Section 4.10         No Burdensome Obligations; No Defaults.   No Group Member is a party to any Contractual Obligation, no Group Member has Constituent Documents containing obligations, and, to the knowledge of any Group Member, there are no applicable Requirements of Law, in each case the compliance with which would have, in the aggregate, a Material Adverse Effect. No Group Member (and, to the knowledge of each Group Member, no other party thereto) is in default under or with respect to any Contractual Obligation of any Group Member, other than those that would not, in the aggregate, have a Material Adverse Effect.

Section 4.11         Investment Company Act.   No Group Member is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.

Section 4.12         Labor Matters.   There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Group Member, threatened) against any Group Member, except, for those that would not, in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.12, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Group Member, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Group Member and (c) to the knowledge of any Group Member, no such representative has sought certification or recognition with respect to any employee of any Group Member.

Section 4.13         ERISA. Schedule 4.13 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans sponsored, maintained or contributed to by any Group Member and (b) all Multiemployer Plans contributed to by any Group Member. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Group Member, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Group Member incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.

Section 4.14         Environmental Matters.   Except as set forth on Schedule 4.14, (a) the operations of each Group Member are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities, (b) no Group Member is party to, and no Group Member and no real property currently (or to the knowledge of any Group Member previously) owned, leased, subleased, operated or otherwise occupied by or for any Group Member is subject to or the subject of, any

Contractual Obligation or any pending (or, to the knowledge of any Group Member, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Group Member and, to the knowledge of any Group Member, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Group Member has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any Group Member and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities, and (e) no Group Member (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities.

Section 4.15         Intellectual Property.   Each Group Member owns or licenses all Intellectual Property that is necessary for the operations of its businesses. To the knowledge of each Group Member, (a) the conduct and operations of the businesses of each Group Member does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Group Member in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect. In addition, (x) there are no pending (or, to the knowledge of any Group Member, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes affecting any Group Member with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority, no settlement agreement or similar Contractual Obligation has been entered into by any Group Member, with respect to and (z) no Group Member knows or has any reason to know of any valid basis for any claim based on, any such infringement, misappropriation, dilution, violation or impairment or contest, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, have a Material Adverse Effect.

Section 4.16         Title; Real Property.

(a)          Each Group Member has good and marketable fee simple title to all owned real property and valid leasehold interests in all leased real property, and owns all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such property is subject to any Lien except Permitted Liens and such other Liens as the Administrative Agent may reasonably approve.

(b)          Set forth on Schedule 4.16(b) is, as of the Closing Date, (i) a complete and accurate list of all real property owned in fee simple by any Group Member or in which any Group Member owns a leasehold interest setting forth, for each such real property, the current street address (including, where applicable, county, state and other relevant jurisdictions) and the record owner of any owned property, (ii) any lease, sublease, license or sublicense of real property owned in fee simple by any Group Member and (iii) for each such real property that the Administrative Agent has requested be subject to a Mortgage or that is otherwise material to the business of any Group Member, each Contractual Obligation by any Group Member, whether contingent or otherwise, to Sell such real property.

(c)        No Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Property Loss Event affecting all or any portion of its property. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained.

Section 4.17         Full Disclosure.   The written information prepared or furnished by or on behalf of any Group Member in connection with any Loan Document or Related Document (including the information contained in any Financial Statement) is or will be, when furnished, complete and correct in all material respects (after giving effect to all supplements thereto) and does not or will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances when made, not misleading. The projections, budgets, estimates and other forward looking information and information of a general economic or general industry nature that have been made available to the Administrative Agent or any Lender are excluded from the scope of the preceding sentence. All projections that are part of such information (including those set forth in any projections delivered subsequent to the Closing Date) are based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein (it being understood and agreed that the projections are not to be viewed as facts or a guarantee of financial performance and actual results may differ from financial projections and such differences may be material).

Section 4.18         Patriot Act and Other Specified Laws.   No Group Member (and, to the knowledge of each Group Member, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Laws”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”), the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and the Patriot Act. No part of the proceeds of any Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. None of the Group Members is named on the list of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets Control. No Group Member (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.19         [Intentionally Omitted].

Section 4.20         [Intentionally Omitted].

Section 4.21         Radio Station Licenses and FCC Licenses.   As of the Closing Date, Schedule 4.21 lists all Radio Station Licenses and FCC Licenses, and the Loan Party that is the licensee of each such Radio Station License or FCC License.

Section 4.22         FCC Matters.

(a)          Except as set forth on Schedule 4.22, to the best knowledge of the Loan Parties, and after giving effect to any Permitted Acquisition, the operation of the businesses of the Borrower and its Subsidiaries complies and has complied in all material respects with the Communications Act of 1934, as amended, and the rules, orders, regulations and other applicable requirements of the FCC (including without limitation the FCC’s rules, regulations and published policies relating to the operation of transmitting and studio equipment) (collectively, the “Communications Laws”).

(b)          The Radio Station Licenses are all of the material licenses, Permits, permissions and other authorizations used or necessary to operate the Radio Stations as currently operated by the Borrower and its Subsidiaries, and, all Radio Station Licenses and FCC Licenses shall be validly held in the name of the Borrower or one of its Subsidiaries or, in the case of those Radio Station Licenses or FCC Licenses being acquired in any Permitted Acquisition, an application has been made and is pending with the FCC for the granting of all necessary consents to the assignment of such Radio Station Licenses or FCC Licenses to the Borrower or certain of its Subsidiaries. To the extent acquired in a Permitted Acquisition all acquired Radio Station Licenses and FCC Licenses have been provided to the Administrative Agent prior to the consummation thereof. The Radio Station Licenses and FCC Licenses that have been issued are in full force and effect, are valid for the balance of the current license term, are unimpaired by any act or omissions of the Borrower, its Subsidiaries or any of their employees, agents, officers, directors or stockholders or to the best knowledge of Borrower, the current holders of licenses that are to be acquired in connection with any Permitted Acquisition, and are free and clear of any material restrictions that might limit the full operation of the Radio Stations or the Business operated by the Borrower and its Subsidiaries, and have been so unimpaired for the full current license term. Except as set forth on Schedule 4.22, there are no applications, proceedings or complaints pending or, to the Borrower’s best knowledge, threatened that may have a Material Adverse Effect. The Borrower is not aware of any reason why those of the Radio Station Licenses or FCC Licenses subject to expiration might not be renewed in the ordinary course or of any reason why any of the Radio Station Licenses or FCC Licenses might be revoked. No renewal of any Radio Station License or FCC Licenses would constitute a major federal action having a significant effect on the human environment under Section 1.1305 or 1.1307(b) of the FCC’s rules. All information contained in any pending applications for modification, extension or renewal of the Radio Station Licenses, FCC Licenses or other applications filed with the FCC by Borrower or any of its Subsidiaries is true, complete and accurate in all material respects. All information contained in any application for consent to assignment of licenses, an application for consent to transfer control of licenses or substantially similar applications filed with the FCC in connection with any Permitted Acquisition is true, complete and accurate in all material respects.

(c)           None of the Loan Parties owns a daily newspaper or conducts any business other than the ownership, management, or operation of the Business.

Section 4.23         Status of Holdings.   Holdings has not engaged in any business activities and does not own any assets or property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents and Related Agreements to which it is a party.

ARTICLE 5

FINANCIAL COVENANT

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to the following, as long as any Obligation or any Commitment remains outstanding:

Section 5.1           Maximum Senior Secured Leverage Ratio.   The Borrower shall not have, on the last day of any Fiscal Quarter, a Senior Secured Leverage Ratio greater than 2.40 to 1.00.

ARTICLE 6

REPORTING COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation which is accrued and payable (other than amounts due and payable with respect to Letters of Credit that have been cash collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place or contingent indemnification obligations for claims not yet asserted) or any Commitment remains outstanding:

Section 6.1           Financial Statements.   The Borrower shall deliver to the Administrative Agent each of the following:

(a)          [Intentionally Omitted].

(b)          Quarterly Reports.   As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (75 days after the first Fiscal Quarter after the Closing Date), the Consolidated unaudited balance sheet of the Borrower as of the close of such Fiscal Quarter and related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year and the figures contained in the latest Projections, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(c)          Annual Reports.   As soon as available, and in any event within 90 days after the end of each Fiscal Year (120 days after the first Fiscal Year after the Closing Date), the Consolidated balance sheet of the Borrower as of the end of such year and related Consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, each prepared in accordance with GAAP, together with a certification by the Group Members’ Accountants that such Consolidated Financial Statements fairly present in all material respects the Consolidated financial position, results of operations and cash flow of the Borrower as at the dates indicated and for the periods indicated therein in accordance with GAAP without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

(d)          Compliance Certificate.   Together with each delivery of any Financial Statement pursuant to clause (b) or (c) above, a Compliance Certificate duly executed by a Responsible Officer of the Borrower that, among other things, (i) shows in reasonable detail the calculations used in determining the Senior Secured Leverage Ratio and, if delivered together with any Financial Statement delivered pursuant to clause (c) above, the calculations used in determining Excess Cash Flow (including, for the avoidance of doubt, the calculations used in determining Consolidated EBITDA), (ii) demonstrates compliance with the financial covenant contained in Article V and (iii) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto.

(e)          Corporate Chart and Other Collateral Updates.   As part of the Compliance Certificate delivered pursuant to clause (d) above, each in form and substance reasonably satisfactory to the Administrative Agent, a certificate by a Responsible Officer of the Borrower that (i) the Corporate Chart attached thereto (or the last Corporate Chart delivered pursuant to this clause (e)) is correct and complete as of the date of such Compliance Certificate, (ii) the Loan Parties have delivered all documents related to the collateral (including updated schedules as to locations of Collateral and acquisition of Intellectual Property or real property) they are required to deliver pursuant to any Loan Document on or prior to the date of delivery of such Compliance Certificate, (iii) complete and correct copies of all documents modifying any term of any Constituent Document of any Group Member or any Subsidiary or joint venture thereof on or prior to the date of delivery of such Compliance Certificate have been delivered to the Administrative Agent or are attached to such certificate and (iv) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list. Together with each delivery of any Financial Statement pursuant to clause (c) above, a certificate of a Responsible Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 6.1(e).

(f)          Additional Projections.   As soon as available and in any event not later than 60 days after the end of each Fiscal Year, any significant revisions to, (i) the annual business plan of the Group Members for the Fiscal Year next succeeding such Fiscal Year and (ii) forecasts prepared by management of the Borrower for each Fiscal Quarter in such next succeeding Fiscal Year including in such forecasts a projected year-end Consolidated income statement and statement of cash flows.

(g)          Management Discussion and Analysis.   Together with each delivery of any Compliance Certificate pursuant to clause (d) above, a discussion and analysis of the financial condition and results of operations of the Group Members for the portion of the Fiscal Year then elapsed and discussing the reasons for any significant variations from the Projections for such period and the figures for the corresponding period in the previous Fiscal Year.

(h)          Audit Reports, Management Letters, Etc.   Together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, copies of each management letter, audit report or similar letter or report received by any Group Member from any independent registered certified public accountant (including the Group Members’ Accountants) in connection with such Financial Statements or any audit thereof, each certified to be complete and correct copies by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements.

(i)            Insurance. Upon the reasonable request of the Administrative Agent or any Lender, together with each delivery of any Financial Statement for any Fiscal Year pursuant to clause (c) above, each in form and substance satisfactory to the Administrative Agent and certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements, a summary of all material insurance coverage maintained as of the date thereof by any Group Member, together with such other related documents and information as the Administrative Agent may reasonably require.

Section 6.2           Other Events.   The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing via electronic mail or otherwise) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a)(i) any Default and (ii) any event that would have a Material Adverse Effect, specifying, in each case, the nature and anticipated effect thereof and any action proposed to be taken in connection therewith, (b) any event (other than any event involving loss or damage to property) reasonably expected to result in a mandatory payment of the Obligations pursuant to Section 2.8 (other than Section 2.8(a) or (d)), stating the material terms and conditions of such transaction and estimating the Net Cash Proceeds thereof, (c) the commencement of, or any material developments in, any action, investigation, suit, proceeding, audit, claim, demand, order or dispute with, by or before any Governmental Authority affecting any Group Member or any property of any Group Member that (i) seeks injunctive or similar relief, (ii) in the reasonable judgment of the Borrower, exposes any Group Member to liability in an aggregate amount in excess of $5,000,000 or (iii) if adversely determined would have a Material Adverse Effect and (d) the acquisition of any real property with a fair market value in excess of $1,000,000 (as reasonably determined by the Borrower) or the entering into of any material lease.

Section 6.3           Copies of Notices and Reports.   The Borrower shall promptly deliver to the Administrative Agent copies of each of the following: (a) subject to confidentiality restrictions all material reports that Holdings transmits to its debt security holders generally and (b) all documents that any Group Member files with the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any securities exchange or any Governmental Authority exercising similar functions.

In addition to the above, the Borrower shall furnish to the Agent by Electronic Transmission, as soon as practicable, and in any event (a) within ten (10) days after the issuance, filing or receipt thereof, (i) copies of any order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any Radio Station License or FCC License, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of Borrower or any of its Subsidiaries to operate a broadcast station or the authority of any broadcast station to which the Borrower or any Subsidiaries provides services under a local marketing agreement to operate, (ii) any citation, Notice of Violation or Order to Show Cause issued by the FCC or other Governmental Authority or any material complaint filed by or with the FCC or other Governmental Authority, or a petition to deny any application, in each case with respect to the Borrower or any of its Subsidiaries, (iii) a copy of any notice or application by the Borrower of any of its Subsidiaries requesting authority to cease broadcasting on any broadcast station for any period in excess of five (5) days and (iv) a copy of each Cumulative Leakage Report filed by the Borrower or any of their Subsidiaries; and (b) within 30 days of its due date for filing with the FCC, duplicate copies of each FCC form 323 (or any comparable form which may be substitute therefor by the FCC) filed with the FCC with respect to each broadcast station owned by Borrower or any of its Subsidiaries.

Section 6.4           Taxes. The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (b) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, in the case of clause (a) or (b), which would have a Material Adverse Effect.

Section 6.5           Labor Matters.   The Borrower shall give the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed in writing), promptly after, and in any event within 30 days after any Responsible Officer of any Group Member knows or has reason to know of it: (a) the commencement of any material labor dispute to which any Group Member is or may become a party, including any strikes, lockouts or other disputes relating to any of such Person’s plants and other facilities and (b) the incurrence by any Group Member of any Worker Adjustment and Retraining Notification Act or related or similar liability incurred with respect to the closing of any plant or other facility of any such Person (other than those that would not, in the aggregate, have a Material Adverse Effect).

Section 6.6           ERISA Matters.   The Borrower shall give the Administrative Agent (a) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan sponsored, maintained or contributed to by any Group Member, a copy of such notice and (b) promptly, and in any event within 10 days, after any Responsible Officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan sponsored, maintained or contributed to by any Group Member or of the occurrence of an ERISA Event that would reasonably be expected to have a Material Adverse Effect, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request or ERISA Event and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto.

Section 6.7           Environmental Matters.

(a)          The Borrower shall provide the Administrative Agent notice of each of the following (which may be made by telephone if promptly confirmed by the Administrative Agent in writing) promptly after any Responsible Officer of any Group Member knows or has reason to know of it (and, upon reasonable request of the Administrative Agent, material documents and information in connection therewith): (i)(A) unpermitted Releases, (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that would reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any written action, investigation, suit, proceeding, audit, claim or demand or dispute alleging a violation of or liability pursuant to any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for each such clause, would reasonably be expected to result in a Material Environmental Liability, (ii) the receipt by any Group Member of notification that any property of any Group Member is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iii) any proposed acquisition or lease of real property (except as part of any Permitted Acquisition) if such acquisition or lease would reasonably be expected to result in a Material Environmental Liability.

(b)          Upon request of the Administrative Agent, the Borrower shall provide the Administrative Agent a report containing an update as to the status of any environmental, health or safety compliance, hazard or liability issue identified in any document delivered to any Secured Party pursuant to any Loan Document or as to any condition reasonably expected to result in a Material Environmental Liability.

Section 6.8           Other Information.   The Borrower shall provide the Administrative Agent with such other documents and information with respect to the business, property, condition (financial or otherwise), legal, financial or corporate or similar affairs or operations of any Group Member as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

ARTICLE 7

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation which is accrued and payable (other than amounts due and payable with respect to Letters of Credit that have been cash collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place or contingent indemnification obligations for claims not yet asserted) or any Commitment remains outstanding:

Section 7.1           Maintenance of Corporate Existence.   Each Group Member shall (a) preserve and maintain its legal existence, except in the consummation of transactions expressly permitted by Sections 8.4 and 8.7, and (b) preserve and maintain it rights (charter and statutory), privileges franchises and Permits necessary or desirable in the conduct of its business, except, in the case of this clause (b), where the failure to do so would not, in the aggregate, have a Material Adverse Effect.

Section 7.2           Compliance with Laws, Etc.   Each Group Member shall comply with all applicable Requirements of Law, Contractual Obligations (excluding Contractual Obligations in respect of Indebtedness) and Permits, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

Section 7.3           Payment of Obligations.   Each Group Member shall pay or discharge before they become delinquent, as the case may be, (a) all material claims, taxes, assessments, charges and levies imposed by any Governmental Authority and (b) all other lawful claims that if unpaid would, by the operation of applicable Requirements of Law, become a Lien (other than a Permitted Lien) upon any property of any Group Member, except, in each case, (i) for those whose amount or validity is being contested in good faith by proper proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Group Member in accordance with GAAP or (ii) where the failure to do so would not reasonably be expected to result in exposure to the Group Members in excess of

$10,000,000 in the aggregate.

Section 7.4           Maintenance of Property.   Each Group Member shall maintain and preserve (a) in good working order and condition all of its property necessary in the conduct of its business (ordinary wear and tear and casualty and condemnation excepted) and (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary, used or useful, whether because of its ownership, lease, sublease or other operation or occupation of property or other conduct of its business, and shall make all necessary or appropriate filings with, and give all required notices to, Government Authorities, except for such failures to maintain and preserve the items set forth in clauses (a) and (b) above that would not, in the aggregate, have a Material Adverse Effect.

Section 7.5           Maintenance of Insurance.   Each Group Member shall (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Group Members (it being understood and agreed that the Group Members shall be permitted to self-insure for medical and dental benefits) with insurance companies or associations

(in each case that are not Affiliates of the Borrower) that the Borrower believes (in the good faith judgment of their management) are financially sound and reputable at the time the relevant coverage is placed or renewed, of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Group Members and (b) cause all such casualty or liability insurance to name the Administrative Agent on behalf of the Secured Parties as additional insured or loss payee, as appropriate, and use commercially reasonable efforts to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice (or such shorter time period as maybe agreed to by the Administrative Agent) thereof to the Administrative Agent (which commercially reasonable efforts shall not require a change in insurance provider or insurance broker or the payment of any fees, expenses or charges, and it being understood that the insurance certificates delivered on the Closing Date shall satisfy this clause (b)). Notwithstanding anything to the contrary set forth herein, Federal Flood Insurance shall not be required for real property (x) not located in a Special Flood Hazard Area or (y) located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. Notwithstanding anything to the contrary set forth herein, Federal Flood Insurance shall not be required for real property not located in a Special Flood Hazard Area.

Section 7.6           Keeping of Books.   The Group Members shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable Requirements of Law of all financial transactions and the assets and business of each Group Member.

Section 7.7           Access to Books and Property.   Each Group Member shall permit the Administrative Agent, the Lenders and any Related Person of any of them, as often as reasonably requested (but not more than two times during any calendar year unless an Event of Default has occurred and is continuing); and provided, however, (a) the Group Member shall not be required to pay the expenses of more than two such visits and inspections in the aggregate during any calendar year unless an Event of Default has occurred and is continuing, (b) each Lender shall at all times coordinate with the Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Group Member), at any reasonable time during normal business hours and with reasonable advance notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (i) visit and inspect the property of each Group Member and examine and make copies of and abstracts from, the corporate (and similar), financial, operating and other books and records of each Group Member, (ii) discuss the affairs, finances and accounts of each Group Member with any officer or director of any Group Member and (iii) communicate directly with any registered certified public accountants (including the Group Members’ Accountants) of any Group Member. Each Group Member shall authorize their respective registered certified public accountants (including the Group Members’ Accountants) to communicate directly with the Administrative Agent, the Lenders and their Related Persons and to disclose to the Administrative Agent, the Lenders and their Related Persons all financial statements and other documents and information as they might have and the Administrative Agent or any Lender reasonably requests with respect to any Group Member.

Section 7.8           Environmental. Each Group Member shall comply with, and maintain its real property, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Environmental Liability. Without limiting the foregoing, if an Event of Default is continuing or if the Administrative Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Group Member or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Environmental Liability, then each Group Member shall, promptly upon receipt of request from the Administrative Agent, cause the performance of, and allow the Administrative Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments (which unless an Event of Default is continuing, shall be limited to such violations of Environmental Laws or Environmental Liabilities), including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as the Administrative Agent may reasonably request. Such audits, assessments and reports, to the extent not conducted by the Administrative Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) and shall be in form and substance reasonably acceptable to the Administrative Agent.

Section 7.9           Use of Proceeds.   The proceeds of Revolving Loans made after the Closing Date shall be used by the Borrower (and, to the extent distributed to them by the Borrower, each other Group Member) solely for working capital and general corporate and similar purposes.

Section 7.10         Additional Collateral and Guaranties.   Subject to the grace periods set forth in the definition of Permitted Acquisition, to the extent not delivered to the Administrative Agent on or before the Closing Date (including in respect of after-acquired property and Persons that become Subsidiaries of any Loan Party after the Closing Date), each Group Member shall, promptly, do each of the following, unless otherwise agreed by the Administrative Agent:

(a)          deliver to the Administrative Agent such modifications to the terms of the Loan Documents (or, to the extent applicable as determined by the Administrative Agent, such other documents), in each case in form and substance reasonably satisfactory to the Administrative Agent and as the Administrative Agent deems necessary or advisable in order to ensure the following:

(i)           each Subsidiary of any Loan Party that is a Domestic Person shall guaranty, as primary obligor and not as surety, the payment of the Obligations of the Borrower; and

(ii)          each Loan Party (including any Person required to become a Guarantor pursuant to clause (i) above) shall effectively grant to the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest (subject to Permitted Liens) in all of its property, including all of its Stock and Stock Equivalents and other Securities (subject to exceptions as set forth in the applicable Loan Documents), as security for the Obligations of such Loan Party;

provided, however, that, unless the Borrower and the Administrative Agent otherwise agree, in no event shall (x) any Excluded Foreign Subsidiary be required to guaranty the payment of any Obligation, (y) the Loan Parties, individually or collectively, be required to pledge in excess of 66% of the outstanding Voting Stock of any Excluded Foreign Subsidiary or (z) a security interest be required to be granted on any property of any Excluded Foreign Subsidiary as security for any Obligation;

(b)          deliver to the Administrative Agent all documents representing all Stock, Stock Equivalents and other Securities pledged pursuant to the documents delivered pursuant clause (a) above, together with undated powers or endorsements duly executed in blank;

(c)           upon request of the Administrative Agent, deliver to it (x) an appraisal complying with FIRREA (only to the extent required by law or regulation), (y) within forty-five days of receipt of notice from Agent that real property of the Loan Parties is located in a Special Flood Hazard Area, Federal Flood Insurance as required by Section 7.5, and (z) a Mortgage on any real property towers owned by any Loan Party which has a fair market value in excess of $1,000,000 as determined by the Borrower in good faith, together with all Mortgage Supporting Documents relating thereto (or, if such real property is located in a jurisdiction outside the United States, similar documents deemed appropriate by the Administrative Agent to obtain the equivalent in such jurisdiction of a first-priority mortgage on such real property);

(d)           to take all other actions necessary or advisable to ensure the validity or continuing validity of any guaranty for any Obligation or any Lien securing any Obligation, to perfect, maintain, evidence or enforce any Lien securing any Obligation or to ensure such Liens have the same priority as that of the Liens on similar Collateral set forth in the Loan Documents executed on the Closing Date, including the filing of UCC financing statements in such jurisdictions as may be required by the Loan Documents or applicable Requirements of Law or as the Administrative Agent may otherwise reasonably request; and

(e)           to the extent reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described in this Section 7.10, which opinions shall be as reasonably required by, and in form and substance and from counsel reasonably satisfactory to, the Administrative Agent.

Section 7.11         Deposit Accounts; Securities Accounts and Cash Collateral Accounts.

(a)          Each Group Member (other than Excluded Foreign Subsidiaries) shall (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, provided, however, that each Group Member may maintain zero-balance accounts for the purpose of managing local disbursements and may maintain payroll, withholding tax, escrow, other fiduciary accounts and local cash accounts containing average weekly balances of less than $250,000 in the aggregate, and (ii) deposit all of its Cash Equivalents in securities accounts that are Controlled Securities Accounts, in each case except for cash and Cash Equivalents the aggregate value of which does not exceed $1,000,000 at any time.

(b)          The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Cash Collateral Account. From time to time after funds are deposited in any Cash Collateral Account, the Administrative Agent may, upon the direction of the Required Lenders following an Event of Default, apply funds then held in such Cash Collateral Account to the payment of Obligations in accordance with Section 2.12.   No Group Member and no Person claiming on behalf of or through any Group Member shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the termination of all Commitments and the payment in full of all Obligations and, in the case of L/C Cash Collateral Accounts, the termination of all outstanding Letters of Credit.

Section 7.12         Radio Station Licenses and FCC Licenses.   Borrower and each of its Subsidiaries shall at all times maintain the Radio Station Licenses and FCC Licenses and all other licenses, Permits, permissions and other authorizations used or necessary to operate the Radio Stations or Business as operated from time to time by the Borrower and its Subsidiaries except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 7.13         Credit Rating.   The Borrower shall at all times use its commercially reasonable efforts to cause to be maintained (a) a public corporate credit rating by S&P and a public corporate family rating by Moody’s and (b) a public credit rating by each of Moody’s and S&P with respect to the Facilities.

Section 7.14         License Subsidiaries.   Except as set forth on Schedule 7.14, all Radio Station Licenses and FCC Licenses shall be held at all times by one or more License Subsidiaries (and any License Subsidiary may hold more than one Radio Station License or FCC License). The Borrower shall cause each License Subsidiary to (a) observe all customary corporate, company or partnership formalities regarding its legal existence, (b) not commingle its properties with those of its Affiliates or any other Person other than License Subsidiaries, (c) not make loans to any Person, (d) engage only in the business of holding Radio Station Licenses or FCC Licenses and the rights and activities related thereto, (e) not have any Indebtedness, guarantees or other liabilities except for those expressly permitted herein, (f) not create, incur, assume or suffer to exist any Liens upon any of its Radio Station Licenses or FCC Licenses, property, assets, income or profits, whether now owned or hereafter acquired, except as expressly permitted herein, and (g) otherwise be operated in such a manner that the separate legal existence of such License Subsidiary will not be disregarded in any insolvency or other legal proceeding.

ARTICLE 8

NEGATIVE COVENANTS

Each of Holdings, the Borrower and each other Loan Party agrees with the Lenders, the L/C Issuers and the Administrative Agent to each of the following, as long as any Obligation which is accrued and payable (other than amounts due and payable with respect to Letters of Credit that have been cash collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place or contingent indemnification obligations for claims not yet asserted) or any Commitment remains outstanding:

Section 8.1         Indebtedness. The Borrower and Holdings will not, and will not permit any of their respective Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) except for the following:

(a)          the Obligations;

(b)          Indebtedness existing on the date hereof and set forth on Schedule 8.1, together with any Permitted Refinancing in respect thereof;

(c)          the incurrence of Guaranty Obligations by Holdings or any of its Subsidiaries of Indebtedness of the Borrower or any Guarantor so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement;

(d)          Indebtedness of the Borrower owing to and held by any Subsidiary or Indebtedness of a Subsidiary owing to and held by the Borrower or any Subsidiary; provided, however, that:

(1)         any subsequent issuance or transfer of Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Borrower or a Subsidiary of the Borrower; and

(2)         any sale or other transfer of any such Indebtedness to a Person other than the Borrower or a Subsidiary of the Borrower,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Borrower or such Subsidiary, as the case may be;

(e)           Indebtedness represented by the Senior Notes, including any guarantee thereof in aggregate principal amount not to exceed $265.0 million, together with any Permitted Refinancing with respect thereto;

(f)           Indebtedness represented by Management Advances;

(g)           Indebtedness of (x) the Borrower or any of its Subsidiaries Incurred or issued to finance an acquisition or (y) Persons that are acquired by the Borrower or any of its Subsidiaries or merged into or consolidated with the Borrower or a Subsidiary in accordance with the terms of this Agreement, including any Indebtedness Incurred in connection with a Permitted Refinancing with respect thereto; provided that after giving effect to such acquisition, merger or consolidation, either

(1)         the Senior Secured Leverage Ratio of the Borrower and the Subsidiary would not be greater than 2.00 to 1.00; or

(2)         such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was otherwise acquired by the Borrower or a Subsidiary); provided that the only obligors with respect to such Indebtedness shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(h)           Hedging Agreements (excluding Hedging Agreements entered into for speculative purposes);

(i)            Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $10.0 million and (b) 2.0% of Total Assets at the time of Incurrence and any Permitted Refinancing with respect thereto;

(j)            Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Borrower or a Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (iii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (iv) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business, and (v) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(k)          Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Stock of a Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Borrower and its Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and its Subsidiaries in connection with such disposition;

(l)           Indebtedness consisting of promissory notes issued by the Borrower or any of its Subsidiaries to any current or former employee, director or consultant of Holdings, the Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Stock of Holdings or the Borrower that is permitted by Section 8.5;

(m)          Indebtedness of the Borrower or any of its Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business;

(n)          Indebtedness in an aggregate outstanding principal amount which, when taken together with any Permitted Refinancing with respect thereto and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed $10.0 million; and

(o)          other unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided, that, after giving effect to any such Incurrence (i) the Borrower shall be in compliance with the covenant set forth in Section 5.1 (calculated on a Pro Forma Basis) as of the end of the most recent Fiscal Quarter for which financial statements have been required to be delivered pursuant to Section 6.1(b) or Section 6.1(c), (ii) the Total Leverage Ratio of the Borrower and its Subsidiaries (calculated on a Pro Forma Basis) as of the end of the most recent Fiscal Quarter for which financial statements have been required to be delivered pursuant to Section 6.1(b) or Section 6.1(c) is not greater than 6.00:1.00; provided, further, that, in the case of any Indebtedness incurred pursuant to this clause (o), (w) such Indebtedness shall not mature prior to the date that is 180 days after the later of (1) the Revolving Credit Termination Date and (2) if any Incremental Term Loans are then outstanding, any Incremental Term Loan Maturity Date, (x) has a weighted average life to maturity at the time such Indebtedness is Incurred less than the weighted average life to maturity of any tranche of Incremental Term Loans outstanding at the time such Indebtedness is Incurred, (y) such Indebtedness shall not have any financial maintenance covenants and (z) the other terms and conditions of such Indebtedness (excluding pricing and optional prepayment or redemption terms) reflect market terms and conditions at the time of Incurrence or issuance of such Indebtedness.

For purposes of determining compliance with this Section 8.1: (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (n) above, the Borrower shall, in its sole discretion, classify and may from time to time reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 8.1; (ii) additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in this Section 8.1 so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification; (iii) guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included; (iv) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Indebtedness and are being treated as Incurred pursuant to clause (a) or (i) of this Section 8.1 and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included; (v) the principal amount of any Disqualified Stock of the Borrower or any of its Subsidiaries, or Preferred Stock of a Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and (vi) Indebtedness permitted by this Section 8.1 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 8.1.   The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of the Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding any other provision of this Section 8.1, the maximum amount of Indebtedness that Holdings or a Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinancing indebtedness is denominated that is in effect on the date of such refinancing.

Section 8.2           Liens. The Borrower and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create, Incur or permit to exist any Lien upon any of its property or assets (including Stock of a Subsidiary of the Borrower), whether owned on the Closing Date or acquired after that date, which Liens secures any Indebtedness, except for the following:

(a)          Liens created pursuant to any Loan Document;

(b)          Liens existing on the date hereof and set forth on Schedule 8.2;

(c)          Liens for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof and in the case of Collateral, such proceedings have the effect of preventing forfeiture or sale of the property or assets subject to such Lien;

(d)          encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of Holdings and its Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Borrower and its Subsidiaries;

(e)          Liens (a) on assets or property of the Borrower or any Subsidiary securing Hedging Agreements or cash management services permitted under this Agreement; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness incurred under Section 8.1(j)(iii) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(f)           leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business so long as such leases are subordinate in all respects to the Liens granted and evidenced by the Loan Documents and do not individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary and (ii) materially impair the use or value of the property ;

(g)          Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(h)          Liens (i) on assets or property of the Borrower or any Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and (b) any such Lien may not extend to any assets or property of the Borrower or any Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(i)            Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(j)            Liens on property, other assets or shares of stock of a Person (other than any License Subsidiary) at the time such Person becomes a Subsidiary (or at the time the Borrower or a Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Borrower or any Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(k)           Liens securing Indebtedness Incurred in connection with a Permitted Refinancing to refinance Indebtedness that was previously so secured, and permitted to be secured under this Section 8.2; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is or could be the security for or subject to a Lien otherwise permitted under this Section 8.2;

(l)            (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Borrower or any Subsidiary of the Borrower has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(m)         any encumbrance or restriction (including put and call arrangements) with respect to Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(n)          Liens on property or assets that does not constitute Collateral under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(o)          Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Agreement;

(p)          Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(q)           Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Agreement;

(r)           Liens Incurred to secure Obligations in respect of any Indebtedness permitted by Section 8.1(i);

(s)           Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.3 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 8.4, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(t)           Liens or any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(u)          Liens or any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Borrower or any Subsidiary or on which such agreement or instrument is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets (other than Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Subsidiary or was acquired by the Borrower or was merged, consolidated or otherwise combined with or into the Borrower or any Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date;

(v)          leasehold mortgages Incurred by tenants party to leases or sub-leases permitted under Section 8.4(m) so long as the applicable sub-tenant agrees to subordinate their interest in the applicable lease or sub-lease to the lenders under the Lease Servicing Agreement referenced in Section 8.4(m); and

(w)           Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $10,000,000 at any time.

For purposes of this Section 8.2, the term Indebtedness shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

Section 8.3           Investments. The Borrower and Holdings will not, and will not permit any of their respective Subsidiaries to make or maintain, directly or indirectly, any Investment except for the following:

(a)           Investments existing on the date hereof and set forth on Schedule 8.3, and including any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment as in existence on the date hereof or (ii) as otherwise permitted by this Agreement;

(b)           Investments in (a) a Subsidiary (including the Stock of a Subsidiary) or the Borrower or (b) a Person (including the Stock of any such Person) that will, upon the making of such Investment, become a Subsidiary;

(c)           other Investments in an aggregate amount outstanding pursuant to this clause (c) at any time not to exceed the portion, if any, of the Available Amount on the date of such Investment that the Borrower elects to apply to this clause (c), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (A) the Total Leverage Ratio of the Borrower and its Subsidiaries determined on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 6.1(b) or (c), as applicable, as if such Investment had been made on the last day of such Fiscal Quarter, is equal to or less than 6.0:1.0 and (B) no Default or Event of Default has occurred and is continuing;

(d)           Investments in another Person if such Person is engaged in any business similar to the Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a Subsidiary;

(e)           Investments in cash, Cash Equivalents or Investment Grade Securities;

(f)           Investments in receivables owing to the Borrower or any Subsidiary created or acquired in the ordinary course of business;

(g)           Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(h)           Management Advances;

(i)            Investments received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in exchange for any other Investment or accounts receivable held by the Borrower or any such Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j)            Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets;

(k)            Hedging Agreements, which transactions or obligations are Incurred in compliance with Section 8.1;

(l)            pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens permitted under Section 8.2;

(m)          any Investment to the extent made using Stock of Borrower (other than Disqualified Stock) or Stock of Holdings as consideration;

(n)          Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and in accordance with this Agreement;

(o)          (i) Guaranty Obligations not prohibited by Section 8.1 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations incurred by the Borrower or any of its Subsidiaries that are permitted by the this Agreement;

(p)          Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(q)          Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(r)          contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(s)          Investments made as part of a Permitted Acquisition;

(t)          Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Agreement; and

(u)          additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, not to exceed the greater of $15.0 million and 3.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments.

Section 8.4           Asset Sales.   No Group Member shall Sell any of its property (other than cash) or issue shares of its own Stock, except for the following:

(a)          Sales of Cash Equivalents or Investment Grade Securities;

(b)          Sales of inventory, goods, products and immaterial assets or other assets in the ordinary course of business;

(c)          a disposition of obsolete, surplus or worn out equipment or other assets or equipment or other assets that are no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries;

(d)          an issuance of Stock by a Subsidiary to the Borrower or to another Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors;

(e)          transfer of the Radio Station Licenses and FCC Licenses to a License Subsidiary pursuant to Section 7.12;

(f)          any Restricted Payment that is permitted to be made, and is made, under Section 8.5 and the making of any Investment permitted under Section 8.3;

(g)          dispositions in connection with Liens permitted under Section 8.2;

(h)          dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(i)          the licensing or sub-licensing of intellectual property or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business;

(j)          condemnation or any similar action with respect to any property or other assets;

(k)          any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Borrower or any Subsidiary after the Closing Date, including Sale and Leaseback Transactions and asset securitizations, permitted hereunder;

(l)          any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(m)          leasing certain real property locations on which certain towers are located to GTP Structures II, LLC (“GTP”), a Delaware limited liability company, pursuant to that certain Lease Servicing Agreement, dated as of March 22, 2012, by and between GTP and the Borrower, as the same may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time);

(n)          the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(o)          the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of such Group Member, no longer material to the operation of its business or otherwise of material value (including without limitation Intellectual Property that has expired on its own terms with no right to renew);

(p)          Sales of property to the extent that (i) such property is exchanged for credit against the purchase price of similar property or (ii) the proceeds of such Sale are promptly applied to the purchase price of such similar property;

(q)          Sales constituting Restricted Payments, Permitted Liens and Permitted Investments and fundamental changes permitted by Section 8.7 but only to the extent that any such Restricted Payment, Permitted Lien, Permitted Investment or fundamental change was permitted without reference to this clause (q);

(r)            Sales resulting from Property Loss Events and transfers of property that has suffered a Property Loss Event (constituting a total loss or constructive total loss of such property) upon receipt of the Net Cash Proceeds of such Property Loss Event;

(s)           as long as no Default or Event of Default is continuing or would result therefrom, any Sale of property (other than as part of a Sale and Leaseback Transaction) by any Group Member (other than Holdings) so long as (i) the Borrower or Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Sale), as determined in good faith by the Board of Directors of the Borrower, of the shares and assets subject to such Sale, (ii) in any such Sale, or series of related Sales, at least 75% of the consideration from such Sale (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents and (iii) the Net Cash Proceeds are applied as set forth in Section 2.8 as and when required thereby; provided, however, that the aggregate consideration received for all Sales pursuant to this clause (s) shall not exceed $5,000,000;

(t)           so long as no Default or Event of Default is continuing or would result therefrom, any Permitted Asset Swap by any Group Member (other than Holdings) so long as the Borrower or Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Permitted Asset Swap), as determined in good faith by the Board of Directors of the Borrower, of the shares and assets subject to such Permitted Asset Swap; provided, however, that the aggregate value of Permitted Asset Swaps pursuant to this clause (t) shall not exceed $25,000,000 in the aggregate in any calendar year; provided, further, that the aggregate value of Permitted Asset Swaps pursuant to this clause (t) for the period beginning on January 1, 2013 shall not exceed $50,000,000 in the aggregate; and

(u)           so long as no Default or Event of Default is continuing or would result therefrom, any other Sale of property (other than as part of a Sale and Leaseback Transaction) of any Group Member (other than Holdings) for fair market value (such fair market value to be determined on the date of contractually agreeing to such Sale), as determined in good faith by the Board of Directors of the Borrower, of the shares and assets subject to such Sale; provided, however that the aggregate consideration received for all Sales pursuant to this clause (u) shall not exceed $10,000,000 in any calendar year and $50,000,000 in the aggregate.

Section 8.5           Restricted Payments.   The Borrower and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except for the following:

(a)           (i) Restricted Payments (A) by any Group Member that is a Loan Party to any Loan Party and (B) by any Group Member that is not a Loan Party to any Group Member and (ii) dividends and distributions by any Subsidiary of the Borrower that is not a Loan Party to any holder of its Stock, to the extent made to all such holders ratably according to their ownership interests in such Stock;

(b)          dividends and distributions declared and paid on the common Stock of any Group Member (other than Holdings) ratably to the holders of such common Stock and payable only in common Stock of such Group Member; and

(c)          other Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount on the date of such Restricted Payment that the Borrower elects to apply to this clause (c), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied; provided that (A) the Total Leverage Ratio of the Borrower and its Subsidiaries determined on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 6.1(b) or (c), as applicable, as if such Restricted Payment had been made on the last day of such Fiscal Quarter, is equal to or less than 6.0:1.0 and (B) no Default or Event of Default has occurred and is continuing;

(d)          the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Agreement;

(e)          a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Stock (other than Disqualified Stock) of the Borrower or any Parent Company held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any Parent Company (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause do not exceed $4.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $8.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)          the cash proceeds from the sale of Stock (other than Disqualified Stock) of the Borrower and, to the extent contributed to the capital of the Borrower (other than through the issuance of Disqualified Stock), Stock of any of the Borrower’s Parents, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any Parent Company that occurred after the Closing Date; plus

(ii)         the cash proceeds of key man life insurance policies received by the Borrower and its Subsidiaries after the Closing Date; less

(iii)        the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (e);

and provided further that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management, directors, employees or consultants of the Borrower or any Parent Company or Subsidiaries in connection with a repurchase of Stock of the Borrower or any of its Parents will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(f)          purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Stock represents a portion of the exercise price thereof;

(g)          dividends, loans, advances or distributions to any Parent Company or other payments by the Borrower or any Subsidiary in amounts equal to (without duplication):

(a)          the amounts required for any Parent Company to pay any Parent Expenses or any Related Taxes; or

(b)          amounts constituting or to be used for purposes of making payments to the extent specified in clauses (c), (d), (f) and (k) of Section 8.9;

(h)          the declaration and payment by the Borrower of, dividends on the common stock or common equity interests of the Borrower or any Parent Company following a public offering of such common stock or common equity interests, in an amount not to exceed 6% of the proceeds received by or contributed to the Borrower in or from any public offering in any fiscal year;

(i)            payments by the Borrower, or loans, advances, dividends or distributions to any Parent Company to make payments, to holders of Stock of the Borrower or any Parent Company in lieu of the issuance of fractional shares of such Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Stock (as determined in good faith by the Board of Directors);

(j)            so long as no Default or Event of Default has occurred and is continuing (or would result therefrom), mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(k)           any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Borrower or any Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Borrower or any Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 8.1; provided that any such Preferred Stock shall not mature or otherwise be mandatorily redeemable prior to the date that is 180 days after the later of (1) the Revolving Credit Termination Date and (2) if applicable, any Incremental Term Loan Maturity Date; and

(l)            so long as no Default or Event of Default has occurred and is continuing (or would result from), Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed $20.0 million.

For purposes of determining compliance with this Section 8.5, in the event that a Restricted Payment is permitted pursuant to this Section 8.5, the Borrower will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Borrower or such Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be their face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the board of directors of the Borrower acting in good faith.

Section 8.6           Prepayment of Indebtedness.   No Group Member shall (x) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Subordinated

Debt, the Senior Notes or any Indebtedness Incurred pursuant to Section 8.1(o), (y) set apart any property for such purpose, whether directly or indirectly and whether to a sinking fund, a similar fund or otherwise, or (z) make any payment in violation of any subordination terms of any Subordinated Debt; provided, however, that each Group Member may, to the extent otherwise permitted by the Loan Documents, do each of the following:

(a)          Consummate a Permitted Refinancing (which for the avoidance of doubt shall include any Permitted Refinancing with respect to any Indebtedness) or exchange any such Indebtedness for Stock or repurchase or repay such Indebtedness with the proceeds of Stock;

(b)          prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (or set apart any property for such purpose) (A) in the case of any Group Member that is not a Loan Party, any Indebtedness owing by such Group Member to any other Group Member (other than Holdings) and (B) otherwise, any Indebtedness owing to any Loan Party (other than Holdings);

(c)          make regularly scheduled or otherwise required repayments or redemptions of such Indebtedness but only, in the case of Subordinated Debt, to the extent permitted by the subordination provisions thereof or relating thereto; and

(d)          prepayments, redemptions, purchases, defeasances or other satisfactions of any such Indebtedness in an aggregate amount not to exceed the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 8.6(d); provided, however, that the Borrower may take such actions pursuant to this Section 8.6(d) only if (i) no Default or Event of Default has occurred and is continuing immediately prior to or after giving effect thereto and (ii) immediately prior to or after giving effect thereto, the Senior Secured Leverage Ratio of the Borrower and its Subsidiaries determined on a Pro Forma Basis is equal to or less than 1.50 to 1.00.

Section 8.7           Fundamental Changes.   No Group Member shall (a) merge, consolidate or amalgamate with any Person, (b) acquire all or substantially all of the Stock or Stock Equivalents of any Person or (c) acquire any brand or all or substantially all of the assets of any Person or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of any Person, in each case except for the following: (x) to consummate any Permitted Acquisition, or Permitted Investment or any Sale permitted by Section 8.4, (y) the merger, consolidation or amalgamation of any Subsidiary of the Borrower into any Loan Party and (z) the merger, consolidation or amalgamation of any Group Member (other than Holdings) for the sole purpose, and with the sole material effect, of changing its State of organization within the United States; provided, however, that (A) in the case of any merger, consolidation or amalgamation involving the Borrower, the Borrower shall be the surviving Person and (B) in the case of any merger, consolidation or amalgamation involving any other Loan Party, a Loan Party shall be the surviving corporation and all actions required to maintain the perfection of the Lien of the Administrative Agent on the Stock or property of such Loan Party shall have been made.

Section 8.8           Change in Nature of Business.

(a)          No Group Member (other than Holdings) shall carry on any business, operations or activities (whether directly, through a joint venture, in connection with a Permitted Acquisition or otherwise) other than the Business.

(b)          Holdings shall not engage in any business, operations or activity, or hold any property, other than (i) holding Stock and Stock Equivalents of the Borrower, (ii) issuing, selling and redeeming its own Stock and holding the proceeds thereof, (ii) paying taxes, (iii) holding directors’ and shareholders’ meetings, preparing corporate and similar records and other activities required to maintain its separate corporate or other legal structure, (iv) preparing reports to, and preparing and making notices to and filings with, Governmental Authorities and to its holders of Stock and Stock Equivalents, (v) receiving, and holding proceeds of, Restricted Payments from the Borrower and its Subsidiaries and distributing the proceeds thereof to the extent permitted in Section 8.5, (vi) as necessary to consummate any Permitted Acquisition and (vii) liabilities or Contractual Obligations not covered in clauses (i)-(vi) above, in an amount not to exceed $1,500,000, individually or in the aggregate.

Section 8.9           Transactions with Affiliates.   The Borrower and Holdings will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower (an “Affiliate Transaction”) involving aggregate value in excess of $5.0 million unless:

(a)          (i) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate, and (ii) in the event such Affiliate Transaction involves an aggregate value in excess of $10,000,000, the terms of such transaction have been approved by a majority of the members of the Board of Directors; provided that any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in subclause (ii) of this clause (a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any;

(b)          any Restricted Payment permitted to be made pursuant to Section 8.5 or any Permitted Investment;

(c)          any issuance or sale of Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Stock of Holdings or any Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Borrower, in each case in the ordinary course of business;

(d)          any Management Advances and any waiver or transaction with respect thereto;

(e)          any transaction between or among the Borrower and any Subsidiary (or entity that becomes a Subsidiary as a result of such transaction), or between or among Subsidiaries;

(f)           the payment of compensation, reasonable fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the

Borrower or any Subsidiary of the Borrower (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(g)          the entry into and performance of obligations of the Borrower or any of its Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Closing Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 8.9 or to the extent not more disadvantageous to the Secured Parties in any material respect;

(h)          transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business, which are fair to the Borrower or the relevant Subsidiary in the reasonable determination of the Board of Directors or the senior management of Holdings or the relevant Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(i)           issuances or sales of Stock permitted under Section 8.9;

(j)            as long as no Default or Event of Default is continuing or would result therefrom, without duplication in respect of payments made pursuant to clause (k) below, (a) payments by Holdings or any Subsidiary to any Permitted Investor (whether directly or indirectly) of customary annual management, consulting, monitoring or advisory fees and related expenses in an amount not to exceed $1,500,000 per year and (b) customary payments by the Borrower or any Subsidiary to any Permitted Investor (whether directly or indirectly, including through any Parent) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors in good faith;

(k)          payment to any Permitted Investor of all reasonable out of pocket expenses Incurred by such Permitted Investor in connection with its direct or indirect investment in Holdings and its Subsidiaries in an amount not to exceed $500,000 per year;

(l)           the Transactions and the payment of all fees and expenses related to the Transactions;-

(m)          transactions involving an aggregate value in excess of $10,000,000, in which (i) the terms of such transaction have been approved by a majority of the members of the Board of Directors; provided that any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (i) of this clause (m) if such Affiliate Transaction is approved by a majority of the Disinterested Directors, if any, and (ii) the Borrower or any Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that either the terms of such transaction satisfy the requirements of subclause (a)(i) of this Section 8.4 or that such transaction is fair to the Borrower or such Subsidiary from a financial point of view

(n)          the existence of, or the performance by Holdings or any Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Closing Date and that is set forth on Schedule 8.9; provided, however, that the existence of, or the performance by Holdings or any Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Closing Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to Secured Parties in any material respects; and

(o)          any transaction between Holdings and its Subsidiaries and Townsquare Management Company, LLC for the provision of management services by Townsquare Management Company, LLC in the ordinary course of business consistent with past practice pursuant to an agreement provided to the Administrative Agent in each case where all amounts are included in the Consolidated Net Income of Holdings and its Subsidiaries.

Section 8.10         Third-Party Restrictions on Indebtedness, Liens, Investments or Restricted Payments.   No Group Member shall incur or otherwise suffer to exist or become effective or remain liable on or responsible for any Contractual Obligation limiting the ability of (a) any Subsidiary of the Borrower to make Restricted Payments to, or Investments in, or repay Indebtedness or otherwise Sell property to, any Group Member (other than Holdings) or (b) any Group Member to incur or suffer to exist any Lien upon any property of any Group Member, whether now owned or hereafter acquired, securing any of its Obligations (including any “equal and ratable” clause and any similar Contractual Obligation requiring, when a Lien is granted on any property, another Lien to be granted on such property or any other property), except, for each of clauses (a) and (b) above, (i) pursuant to the Loan Documents, (ii) limitations on Liens (other than those securing any Obligation) on any property whose acquisition, repair, improvement or construction is financed by purchase money Indebtedness, Capitalized Lease Obligations or Permitted Refinancings permitted hereunder in reliance upon Section 8.1(b) or (c) set forth in the Contractual Obligations governing such Indebtedness, Capitalized Lease Obligations or Permitted Refinancing or Guaranty Obligations with respect thereto, (iii) (x) which exist on the Closing Date and (to the extent not otherwise permitted by this Section 8.10) and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness, (iv) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, (v) are set forth in an agreement governing Indebtedness permitted by Section 8.1, (vi) are provisions in Constituent Documents and other customary provisions in joint venture agreements and other similar agreements applicable to joint ventures or to other Persons that are not Subsidiaries of the Borrower (to the extent the Investment in such joint venture or other Person is a Permitted Investment) that limit Liens on or transfers of the Stock of such joint venture or other Person entered into in the ordinary course of business, (vii) are customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby (or in easements, rights of way or similar rights or encumbrances, in each case granted to the Borrower or a Subsidiary of the Borrower by a third party in respect of real property owned by such third party) so long as such restrictions relate only to the assets (or the Borrower’s or such Subsidiary’s rights under such easement, right of way or similar right or encumbrance, as applicable) subject thereto, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary of the Borrower, (ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business or (x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

Section 8.11         Modification of Certain Documents.   No Group Member shall do any of the following:

(a)          waive or otherwise modify any term of any Constituent Document of, or otherwise change the capital structure of, any Group Member (including the terms of any of their outstanding Stock or Stock Equivalents), in each case except for those modifications and waivers that (x) do not elect, or permit the election, to treat the Stock or Stock Equivalents of any limited liability company (or similar entity) as certificated and (y) do not materially affect the rights and privileges of any Group Member and do not materially affect the interests of any Secured Party under the Loan Documents or in the Collateral;

(b)          waive or otherwise modify any term of any Subordinated Debt (or any documentation governing any Subordinated Debt) if the effect thereof on such Subordinated Debt is to (i) increase the interest rate, (ii) change the due dates for principal or interest, other than to extend such dates, (iii) modify any default or event of default, other than to delete it or make it less restrictive, (iv) add any covenant with respect thereto that would make it more restrictive than this Agreement, (v) modify any subordination provision in a manner adverse to the Lenders, or, (vi) modify any redemption or prepayment provision, other than to extend the dates therefor or to reduce the premiums payable in connection therewith; or

(c)          permit any Indebtedness (other than the Obligations) to qualify as “Designated Senior Debt” (or a similar concept) under any documentation governing any Subordinated Debt or permit the Obligations to cease qualifying as such or as “Senior Debt” (or a similar concept) as defined in any documentation governing any Subordinated Debt.

Section 8.12         Accounting Changes; Fiscal Year. No Group Member shall change its (a) accounting treatment or reporting practices, except as required by or permitted by GAAP or any Requirement of Law, or (b) its fiscal year or its method for determining fiscal quarters or fiscal months.

Section 8.13         Margin Regulations. No Group Member shall use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Section 8.14         Compliance with ERISA. No ERISA Affiliate shall cause or suffer to exist (a) any event that could reasonably be expected to result in the imposition of a Lien against the assets of a Group Member with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 8.15         Hazardous Materials. No Group Member shall cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Group Member that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Group Member), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

Section 8.16         Local Marketing Agreements. Without the prior written consent of the Requisite Lenders, no Loan Party shall enter into any LMA under which any television or radio station owned or operated by one or more of the Loan Parties is the brokered station (i.e., the station whose time is sold or the station which receives, rather than provides, programming, management, technical or other services under such LMA). Such written consent shall not be required for a Loan Party to enter into an LMA with an Affiliate of such Loan Party in compliance with Section 8.9 or under which such Loan Party acts as the broker, provides programming, sells time on or provides management, technical or other services to a television or radio station not owned by any Loan Party.

Section 8.17         Operation of License Subsidiaries. So long as a License Subsidiary does not Guarantee the Obligations, such License Subsidiary shall not (i) incur any Indebtedness or (ii) create,

incur, assume or suffer to exist any Liens upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except Permitted Liens.

Section 8.18         Compliance with Communications Laws. No Loan Party shall operate its businesses other than in accordance with the Communications Laws and the terms and conditions of the Radio Station Licenses, the FCC Licenses and other Permits under Communications Laws. No Loan Party shall fail to file any report or application or pay any regulatory, filing or franchise fee pertaining to the Business which is required to be filed with or paid to the FCC, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No Loan Party shall take any action that would or could cause the FCC to institute any proceedings for the cancellation, revocation, non-renewal, short-term renewal or adverse modification of any of the Radio Station Licenses or FCC Licenses or take or permit to be taken any other action within its control that would or could result in non-compliance with the requirements of the Communications Laws if, in either case, to take or permit to be taken any such action could reasonably be expected to have a Material Adverse Effect.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1           Definition. Each of the following shall be an Event of Default:

(a)          the Borrower shall fail to pay (i) any principal of any Loan or any L/C Reimbursement Obligation when the same becomes due and payable or (ii) any interest on any Loan, any fee under any Loan Document or any other Obligation (other than those set forth in clause (i) above) and, in the case of this clause (ii), such non-payment continues for a period of five (5) Business Days after the due date therefor; or

(b)          any representation, warranty or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or by or on behalf of any Loan Party (or any Responsible Officer thereof) in connection with any Loan Document (including in any document delivered in connection with any Loan Document) shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is qualified by “material” or “Material Adverse Effect”) when made or deemed made; or

(c)          any Loan Party shall fail to comply with (i) any provision of Article V (Financial Covenant), 6.2(a)(i) (Other Events), 7.1 (Maintenance of Corporate Existence), 7.9 (Use of Loan Proceeds) or Article VIII (Negative Covenants), (ii) any provision of Section 6.1 (Financial Statements) and such failure shall remain unremedied for five (5) Business Days after the due date for the delivery of the applicable information materials thereunder or (iii) any other provision of any Loan Document if, in the case of this clause (iii), such failure shall remain unremedied for 30 days after the date on which notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)          (i) any Group Member shall fail to make any payment when due or within any applicable grace period (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness of any Group Member (other than the Obligations) and, in each case, such failure relates to Indebtedness having a principal amount of $10,000,000 or more, (ii) any other event shall occur or condition shall exist under any Contractual Obligation relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(e)          (i) any Group Member shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against any Group Member seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) any Group Member, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur or (iii) any Group Member shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above; or

(f)          one or more judgments, orders or decrees (or other similar process) shall be rendered against any Group Member (i)(A) in the case of money judgments, orders and decrees, involving an aggregate amount (excluding amounts adequately covered by insurance payable to any Group Member, to the extent the relevant insurer has not denied coverage therefor) in excess of $10,000,000 or (B) otherwise, that would have, in the aggregate, a Material Adverse Effect and (ii)(A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (B) such judgment, order or decree shall not have been vacated or discharged for a period of 60 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof; or

(g)          except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Loan Party party thereto or (ii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any portion of the Collateral purported to be covered thereby with a fair market value in excess of $7,500,000, individually or in the aggregate, or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document; or

(h)          there shall occur any Change of Control; or

(i)           there shall have occurred (i) the termination, cancellation, nonrenewal or renewal on materially adverse terms of any Radio Station License or FCC License that, in either case, would reasonably be expected to have a Material Adverse Effect or (ii) any termination, cancellation, revocation, designation for hearing or modification of any FCC consent or approval that prevents any Group Member from operating any Radio Station or portion of the Business subject to such FCC consent or approval in a manner consistent with past practice or that restricts the use by such Group Member of the cashflows generated thereby or requires any Group Member to dispose of any Radio Station or any assets that, in any case, would reasonably be expected to have a Material Adverse Effect.

Section 9.2           Remedies. During the continuance of any Event of Default, the Administrative Agent may, and, at the request of the Required Lenders, shall, in each case by notice to the Borrower and in addition to any other right or remedy provided under any Loan Document or by any applicable Requirement of Law, do each of the following: (a) declare all or any portion of the Commitments terminated, whereupon the Commitments shall immediately be reduced by such portion or, in the case of a termination in whole, shall terminate together with any obligation any Lender may have hereunder to make any Loan and any L/C Issuer may have hereunder to Issue any Letter of Credit or (b) declare immediately due and payable all or part of any Obligation arising under the Loan Documents (including any accrued but unpaid interest thereon), whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, other Loan Parties); provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 9.1(e)(ii), (x) the Commitments of each Lender to make Loans and the commitment of each L/C Issuer to Issue Letters of Credit shall each automatically be terminated and (y) each Obligation arising under the Loan Documents (including in each case any accrued all accrued but unpaid interest thereon) shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind, all of which are hereby expressly waived by Holdings and the Borrower (and, to the extent provided in any other Loan Document, any other Loan Party).

Section 9.3           Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Credit Termination Date, (ii) after the Revolving Credit Termination Date when the aggregate funds on deposit in L/C Cash Collateral Accounts shall be less than 105% of the L/C Obligations for all Letters of Credit at such time and (iii) as required by Section 2.12, the Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.11, for deposit in a L/C Cash Collateral Account, the amount required so that, after such payment, the aggregate funds on deposit in the L/C Cash Collateral Accounts equals or exceeds 105% of the L/C Obligations for all Letters of Credit at such time (not to exceed, in the case of clause (iii) above, the payment to be applied pursuant to Section 2.12 to provide cash collateral for Letters of Credit).

Section 9.4           Governmental Approvals. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any foreclosure on, sale, transfer or other disposition of any Collateral or any other action taken or proposed to be taken hereunder that would affect the operational, voting, or other control of any Loan Party or affect the ownership of the Radio Station Licenses or FCC Licenses shall be pursuant to the Communications Laws and, if and to the extent required thereby, subject to the prior consent of the FCC and any other applicable Governmental Authority. Notwithstanding anything to the contrary contained herein, the Administrative Agent and the Lenders shall not take any action pursuant hereto that would constitute or result in any assignment of the Radio Station Licenses or FCC Licenses or transfer of control of any Loan Party if such assignment or transfer of control would require, under then existing law (including the Communications Laws), the prior approval of the FCC, without first obtaining such approval of the FCC and notifying the FCC of the consummation of such assignment or transfer of control (to the extent required to do so). Each Loan Party agrees to take any lawful action which the Administrative Agent may request in order to obtain and enjoy the full rights and benefits granted to the Administrative Agent and Lenders by this Agreement, including specifically, after the occurrence and during the continuance of an Event of Default, the use of such Loan Party’s best efforts to assist in obtaining any approval of the FCC and any other Governmental Authority that is then required under the Communications Laws or under any other law for any action or transaction contemplated by this Agreement, including, without limitation, the sale or transfer of Collateral. Such efforts shall include, without limitation, sharing with the Administrative Agent any FCC registration numbers, account numbers and passwords for the FCC’s electronic databases and preparing, certifying and filing (or causing to be prepared, certified and filed) with the FCC any portion of any application or applications for consent to the assignment of the Radio Station Licenses or FCC Licenses or transfer of control of any Loan Party required to be filed under the Communications Laws for approval of any sale or transfer of Collateral and/or the Radio Station Licenses or FCC Licenses.

Section 9.5           Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 9.1, in the event of any Event of Default under the covenant set forth in Section 5.1, any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to the Administrative Agent) made to the Borrower on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for the fiscal quarter in which such covenant is being measured will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there will be at least two (2) Fiscal Quarters in the Relevant Four Fiscal Quarter Period in which no Specified Equity Contribution has been made, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant, (c) all Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating adjusted Consolidated EBITDA for purposes of determining basket levels, pricing and other items governed by reference to Consolidated EBITDA), (d) there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Closing Date, and (e) any Loans prepaid with the proceeds of a Specified Equity Contribution shall be deemed outstanding for purposes of determining compliance with the financial covenant for the then current Fiscal Quarter and the immediately succeeding three (3) Fiscal Quarters thereafter. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated EBITDA will be increased as a result of such Specified Equity Contribution.

Section 9.6           Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (e) of Section 9.01, any reference in any such clause to any Group Member shall be deemed not to include any Immaterial Subsidiaries.

ARTICLE 10

THE ADMINISTRATIVE AGENT

Section 10.1         Appointment and Duties.

(a)          Appointment of Administrative Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 10.9) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Group Member, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)          Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 9.1(e)(ii) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Administrative Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)          Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in Section 2.14(b) with respect to the Register and in Section 10.11), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent,” the terms “agent,” “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

Section 10.2         Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 10.3         Use of Discretion.

(a)          No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)          Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (ii) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

Section 10.4         Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Article X to the extent provided by the Administrative Agent.

Section 10.5         Reliance and Liability.

(a)          The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.2(e), (ii) rely on the Register to the extent set forth in Section 2.14, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Loan Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)          None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, L/C Issuer, Holdings and the Borrower hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i)           shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii)          shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)         makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Loan Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Loan Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative

Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer, Holdings and the Borrower hereby waive and agree not to assert (and each of Holdings and the Borrower shall cause each other Loan Party to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

Section 10.6         Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Loan Party or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” “Revolving Credit Lender,” “Required Lender,” and “Required Revolving Credit Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Credit Lender or as one of the Required Lenders or Required Revolving Credit Lenders respectively.

Section 10.7         Lender Credit Decision. Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including the Disclosure Documents) solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Loan Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or L/C Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Persons.

Section 10.8         Expenses; Indemnities.

(a)          Each Lender agrees to reimburse the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party) promptly upon demand for such Lender’s Pro Rata Share with respect to the Facilities of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)          Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), from and against such Lender’s aggregate Pro Rata Share with respect to the Facilities of the Liabilities (including to the extent not indemnified pursuant to Section 10.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)          To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment is made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this Section 10.8(c).

Section 10.9         Resignation of Administrative Agent or L/C Issuer.

(a)          The Administrative Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 10.9. If the Administrative Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Administrative Agent from among the Lenders (it being agreed that if the Administrative Agent (or any Person that directly or indirectly controls the Administrative Agent) (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, the Borrower shall have the right to remove the Administrative Agent and appoint a successor Administrative Agent (such successor Administrative Agent to be approved by the Required Lenders). If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

(b)          Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under Section 10.3, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

(c)          Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit Issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

Section 10.10       Release of Collateral or Guarantors. Each Lender and L/C Issuer hereby consents to the automatic release and hereby directs the Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)          any Subsidiary of the Borrower from its guaranty of any Obligation of any Loan Party if all of the Securities of such Subsidiary owned by any Group Member are Sold in a Sale not prohibited under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 7.10; and

(b)          any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is Sold by a Loan Party in a Sale not prohibited by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 7.10 after giving effect to such Sale have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon Section 8.2(d) or (e) and (iii) all of the Collateral and all Loan Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations (other than amounts due and payable with respect to Letters of Credit that have been cash collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place or contingent indemnification obligations for claims not yet asserted)

that the Administrative Agent has been notified (by or on behalf of the holder of such Obligations) in writing are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any L/C Obligation, a back-up letter of credit has been issued and delivered to the Administrative Agent, or in the case of contingent Obligations arising under Secured Hedging Agreements, any other arrangements satisfactory to the applicable Secured Hedging Counterparty shall have been made), in amounts and on terms and conditions and with parties reasonably satisfactory to the Administrative Agent (or, in the case of contingent Obligations arising under Secured Hedging Agreements, satisfactory to the applicable Secured Hedging Counterparty)and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Administrative Agent, receipt by the Secured Parties of customary liability releases from the Loan Parties each in form and substance reasonably acceptable to the Administrative Agent.

Each Lender and L/C Issuer hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 10.10.

Section 10.11       Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, (except in the case of Secured Hedging Counterparties) shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article X, Section 11.8 (Right of Setoff), Section 11.9 (Sharing of Payments, Etc.) and Section 11.20 (Non-Public Information; Confidentiality) and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 10.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE 11

MISCELLANEOUS

Section 11.1         Amendments, Waivers, Etc.

(a)          No amendment or waiver of any provision of any Loan Document (other than the Fee Letter, the Control Agreements and the L/C Reimbursement Agreements) and no consent to any departure by any Loan Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, by the Administrative Agent and the Borrower, (2) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (3) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Lender directly affected thereby (or by the Administrative Agent with the consent of such Lender), in addition to any other Person the signature of which is otherwise required pursuant to any Loan Document, do any of the following:

(i)           waive any condition specified in Section 3.1;

(ii)          subject such Lender to any increase in Commitments or funding obligations;

(iii)         reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or any obligation of the Borrower to repay (whether or not on a fixed date), any outstanding Loan owing to such Lender, (B) any fee or accrued interest payable to such Lender or (C) if such Lender is a Revolving Credit Lender, any L/C Reimbursement Obligation or any obligation of the Borrower to repay (whether or not on a fixed date) any L/C Reimbursement Obligation; provided, however, that this clause (iii) does not apply to (x) any change to any provision increasing any interest rate or fee during the continuance of an Event of Default or to any payment of any such increase (including any waiver of default interest under Section 2.9(c) which shall only require the consent of the Required Lenders) or (y) any modification to the financial covenant set forth in Article V or in any definition set forth therein or principally used therein;

(iv)         waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or interest on any Loan or fee owing to such Lender or for the reduction of such Lender’s Commitment; provided, however, that this clause (iv) does not apply to any change to mandatory prepayments, including those required under Section 2.8, or to the application of any payment, including as set forth in Section 2.12;

(v)          except as provided in Section 10.10, release all or substantially all of the Collateral or the value of all or substantially all of the Guarantors from their guaranty of any Obligation of the Borrower;

(vi)         reduce or increase the proportion of Lenders required for the Lenders (or any subset thereof) to take any action hereunder or change the definition of the terms “Required Lenders,” “Pro Rata Share” or “Pro Rata Outstandings”; or

(vii)        amend Section 10.10 (Release of Collateral or Guarantor), Section 11.9 (Sharing of Payments, Etc.) or this Section 11.1;

and provided, further, that (x)(A) any waiver of any payment applied pursuant to Section 2.12(b) (Application of Mandatory Prepayments) to, and any modification of the application of any such payment to the Revolving Loans shall require the consent of the Required Revolving Credit Lenders, (B) any change to the definition of the term “Required Revolving Credit Lender” shall require the consent of the Required Revolving Credit Lenders and (C) any amendment, waiver or consent to any provision of this Agreement (including Section 2.12 and Section 11.9) that permits the Borrower or any of its Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 11.2 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby, (y) no amendment, waiver or consent shall affect the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article X or the application thereof), the Swingline Lender, any L/C Issuer or any SPV that has been granted an option pursuant to Section 11.2(f) unless in writing and signed by the Administrative Agent, the Swingline Lender, such L/C Issuer or, as the case may be, such SPV in addition to any signature otherwise required and (z) the consent of the Borrower shall not be required to change any order of priority set forth in Section 2.12. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Hedging Agreements resulting in such Obligations becoming junior in right of payment to principal of the Loans or resulting in Obligations owing to any Secured Hedging Counterparty becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof and the terms of any other Loan Document), in each case in a manner adverse to any Secured Hedging Counterparty, shall be effective without the written consent of such Secured Hedging Counterparty or, in the case of a Secured Hedging Agreement provided or arranged by GE Capital or an Affiliate thereof, GE Capital. Notwithstanding anything to the contrary herein, no Permitted Investor that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents.

In addition, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Required Lenders to (A) add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the outstanding principal and accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (B) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(b)          Each waiver or consent under any Loan Document shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party shall entitle any Loan Party to any notice or demand in the same, similar or other circumstances. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 11.2      Assignments and Participations; Binding Effect.

(a)          Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender and L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower (in each case except for Article X), the Administrative Agent, each Lender and L/C Issuer and, to the extent provided in Section 10.11, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 10.9), none of Holdings, the Borrower, any L/C Issuer or the Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)          Right to Assign. Each Lender may sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than (x) a Non-Funding Lender or Impacted Lender and (y) the Borrower, the Permitted Investors or any of their respective Affiliates except pursuant to a Permitted Loan Retirement or subclause (iii) below), (ii) any Affiliate or Approved Fund of any existing Lender (other than (x) a Non-Funding Lender or Impacted Lender and (y) the Borrower, the Permitted Investors or any of their respective Affiliates except pursuant to a Permitted Loan Retirement or subclause (iii) below), (iii) Sponsor and its Affiliates, including Sponsor-affiliated debt funds, other than Borrower, Guarantors and their Subsidiaries (“Affiliate Lenders”); provided, that, (1) after giving effect to such assignment, to all other assignments with all Affiliate Lenders, the aggregate principal amount of all Incremental Term Loans then held by all Affiliate Lenders shall not exceed 20% of the aggregate unpaid principal amount of the Incremental Term Loans then outstanding, (2) no Revolving Loans or Revolving Credit Commitments shall be assigned to any Affiliate Lender, (3) Incremental Term Loans shall be held by no more than two Affiliate Lenders, (4) no proceeds of Revolving Loans shall be used, directly or indirectly, to consummate such assignment, (5) any Loans assigned to Holdings or any of its Subsidiaries shall be cancelled promptly upon such assignment, (6) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower or any other Guarantor, each Affiliate Lender shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Affiliate Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliate Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Affiliate Lender in a manner that is less favorable in any material respect to such Affiliate Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliate Lenders, (7) such Affiliate Lender will not be entitled to receive information provided solely to Lenders and will not be permitted to attend or participate in (or receive any notice of) Lender meetings or conference calls, (8) Affiliate Lenders will not be permitted to vote on matters submitted to Lenders for consideration and their Incremental Term Loans shall be disregarded in determining other Lenders’ Commitment and Loan percentages; provided that the commitments of any Affiliate Lender shall not be increased, the due dates for payments of interest and scheduled amortization (including at maturity) owed to any Affiliate Lender will not be extended and the amounts owing to any Affiliate Lender will not be reduced without the consent of such Affiliate Lender, (9) for purposes of any amendment, waiver or modification of any Loan Document that does not in each case adversely affect such Affiliate Lender (in its capacity as a Lender) in any material respect as compared to other Lenders, such Affiliate Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliate Lenders voting on such matter, and (10) as a condition to each assignment to an Affiliate Lender, the Administrative Agent shall have been provided a notice in connection with each assignment to an Affiliate Lender or a Person that upon effectiveness of such assignment would constitute an Affiliate Lender pursuant to which such Affiliate Lender shall waive any right to bring any action in connection with such Incremental Term Loans against the Administrative Agent in its capacity as such, or (iv) any other Person (other than the Borrower, the Permitted Investors or any of their respective Affiliates except pursuant to a Permitted Loan Retirement or subclause (iii) above) acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent and, as long as no Event of Default is continuing, the Borrower (which acceptance shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days of a request for such acceptance) and, with respect to Sales of Revolving Credit Commitments, each L/C Issuer that is a Lender; provided, however, that (x) such Sales do not have to be ratable between the Facilities but must be ratable among the obligations owing to and owed by such Lender with respect to a Facility, (y) for each Facility, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and L/C Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrower (to the extent the Borrower’s consent is otherwise required) and the Administrative Agent and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Administrative Agent’s and the Borrower’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 2.2(c)(v). The Administrative Agent’s refusal to accept a Sale to a Loan Party, an Affiliate of a Loan Party (other than an Affiliate Lender pursuant to an assignment in accordance with clause (iii) of the first sentence of this paragraph), a holder of Subordinated Debt or an Affiliate of such a holder, or to a Person that would be (or could reasonably be expected to become) a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable. Notwithstanding anything to the contrary contained herein, GE Capital shall have the absolute right, without obligation to obtain any consent of the Loan Parties or any Lender, to sell or assign to third parties such portion of GE Capital’s Commitments and Loans as GE Capital deems necessary to enable GE Capital and its Affiliates to ensure that they have no attributable stake in the Borrower for purposes of the regulations of the FCC, or any successor agency thereto, or to otherwise comply with FCC regulations.

(c)          Procedure. The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Administrative Agent an Assignment via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to Section 2.17(f) and payment of an assignment fee in the amount of $3,500, provided that (1) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (2) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale. Upon receipt of all the foregoing, and conditioned upon such receipt and, if such assignment is made in accordance with Section 11.2(b)(iv), upon the Administrative Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, the Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)          Effectiveness. Subject to the recording of an Assignment by the Administrative Agent in the Register pursuant to Section 2.14(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by Article X, Section 11.8 (Right of Setoff) and Section 11.9 (Sharing of Payments, Etc.) to the extent provided in Section 10.11 (Additional Secured Parties)).

(e)          Grant of Security Interests. In addition to the other rights provided in this Section 11.2, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or any central bank having jurisdiction over such Lender, without notice to the Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)          Participants and SPVs. In addition to the other rights provided in this Section 11.2, each Lender may, (x) with notice to the Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements) and 2.17 (Taxes), but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 2.17(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (iii) and (iv) of Section 11.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 11.1(a)(v) (or amendments, consents and waivers with respect to Section 10.10 to release all or substantially all of the Collateral). No party hereto shall institute (and each of the Borrower and Holdings shall cause each other Loan Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

(g)          Notwithstanding anything herein to the contrary (if applicable, after giving effect to any proposed assignment to an Affiliate Lender), if all Affiliate Lenders own or would own, in the aggregate, more than 20% of the principal amount of all then outstanding Incremental Term Loans (i) in the event that an Affiliated Lender has acquired any Incremental Term Loans, the assignment of such Incremental Term Loans that would cause the aggregate principal amount of Incremental Term Loans owned by Affiliate Lenders to be in excess of 20% of the principal amount of all then outstanding Incremental

Term Loans shall be null and void ab initio to the extent of the principal amount of such Incremental Term Loans that are in excess of such 20% threshold and (ii) if such threshold is exceeded solely as a result of a Lender becoming an Affiliate Lender after it has acquired Incremental Term Loans, such Affiliate Lender shall use commercially reasonable efforts to assign sufficient Incremental Term Loans within thirty (30) days of the date such threshold is exceeded so that Affiliate Lenders in the aggregate own less than 20% of the aggregate principal amount of Incremental Term Loans then outstanding; provided that in order to comply with the obligation to use commercially reasonable efforts to assign Incremental Term Loans, such Affiliate Lender shall offer to assign the relevant Incremental Term Loans to the then-current Incremental Term Loan Lenders in addition to potential new lenders; provided, further that there shall be no obligation for such Affiliate Lender to assign such Incremental Term Loans at a price lower than the price such Lender paid when acquiring such Incremental Term Loans. The Administrative Agent shall not have any responsibility for monitoring any acquisition or disposition of Incremental Term Loans by any Affiliate Lender or liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliate Lender.

Section 11.3         Costs and Expenses. Any action taken by any Loan Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Secured Party, shall be at the expense of such Loan Party, and no Secured Party shall be required under any Loan Document to reimburse any Loan Party or Group Member therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse, within 10 days after receipt of a reasonably detailed written invoice therefor, (a) the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Related Persons in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein (including periodic audits in connection therewith and environmental audits and assessments), in each case including the reasonable and documented fees, charges and disbursements of legal counsel to the Administrative Agent or such Related Persons, fees, costs and expenses incurred in connection with Intralinks® or any other E-System and allocated to the Facilities by the Administrative Agent in its sole discretion and fees, charges and disbursements of the auditors, appraisers, printers and other of their Related Persons retained by or on behalf of any of them or any of their Related Persons, (b) the Administrative Agent for all reasonable and documented costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Administrative Agent for its examiners); provided that, unless Event of Default has occurred, the Borrower shall only be required to reimburse the Administrative Agent for two such examinations in any calendar year and (c) each of the Administrative Agent, L/C Issuer and the Lenders and their respective Related Persons for all reasonable and documented costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out,” (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Group Member, Loan Document, Obligation or Related Transaction, including fees and disbursements of counsel (including allocated costs of internal counsel); provided, that the Borrower shall only be responsible for the reimbursement of one counsel for the Administrative Agent, the Lenders and their Related Persons as a group unless there is an actual conflict among such group members (as reasonably determined to be necessary by such Person) and then the Borrower shall be responsible for the additional reimbursement of counsel for such conflicted group member, to the extent necessary.

Section 11.4         Indemnities.

(a)          The Borrower agrees to indemnify, hold harmless and defend the Administrative Agent, each Lender, each L/C Issuer, each Secured Hedging Counterparty, each Person that each L/C Issuer causes to Issue Letters of Credit hereunder and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of any action, investigation, proceeding or other claim arising from or related to (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit, any Related Transaction, or any securities filing of, or with respect to, any Group Member, (ii) Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of Securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise, or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any liability under this Section 11.4 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Holdings and the Borrower waives and agrees not to assert against any Indemnitee, and shall cause each other Loan Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person. This Section 11.4 shall not require payment by any Loan Party for or on account of any tax other than any tax that represents a liability arising from any non-tax claim.

(b)          Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Related Person or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Related Person, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Related Person or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Loan Party and (ii) are attributable solely to the acts of any Indemnitee.

Section 11.5         Survival. Any indemnification or other protection provided to any Indemnitee pursuant to any Loan Document (including pursuant to Section 2.17 (Taxes), Section 2.16 (Breakage Costs; Increased Costs; Capital Requirements), Article X (The Administrative Agent), Section 11.3 (Costs and Expenses), Section 11.4 (Indemnities) or this Section 11.5) shall (A) survive the termination of the Commitments and the payment in full of other Obligations and (B) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

Section 11.6         Limitation of Liability for Certain Damages. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages

(including any loss of profits, business or anticipated savings). Each of Holdings and the Borrower hereby waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.7         Lender-Creditor Relationship. The relationship between the Lenders, the L/C Issuers and the Administrative Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, any Loan Document or any transaction contemplated therein.

Section 11.8         Right of Setoff. Each of the Administrative Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by Holdings and the Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Administrative Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Holdings or the Borrower against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Administrative Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that the Administrative Agent, the Lenders and the L/C Issuers and their Affiliates and other Secured Parties may have.

Section 11.9         Sharing of Payments, Etc. If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Sections 2.16 (Breakage Costs; Increased Costs; Capital Requirements), 2.17 (Taxes), 2.18 (Substitution of Lenders) and 11.2 (Assignments and Participations; Binding Effect) and other than in connection with any Permitted Loan Retirement and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Secured Parties such participations in their Obligations as necessary for such Lender to share such excess payment with such Secured Parties to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in Section 2.2(c).

Section 11.10         Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other party or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

Section 11.11         Notices.

(a)          Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to (A) if to Holdings or the Borrower, to Townsquare Radio, LLC, 240 Greenwich Avenue, Greenwich, Connecticut 06830, Attention: Alex Berkett and Stuart Rosenstein, Tel: 203-861-0900, Fax: 1-800-301-6408, (B) if to the Administrative Agent or the Swingline Lender, to General Electric Capital Corporation, 11175 Cicero Drive, Suite 600, Alpharetta, Georgia 30022, Attention: Account Manager – Townsquare Radio LLC, Tel: 678-624-7992, Fax: 678-624-7903, and (C) otherwise to the party to be notified at its address specified opposite its name on Schedule II or on the signature page of any applicable Assignment, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Administrative Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this clause (a) unless such transmission is an available means to post to any E-System.

(b)          Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Article II or Article X shall be effective until received by the Administrative Agent.

Section 11.12         Electronic Transmissions.

(a)          Authorization. Subject to the provisions of Section 11.11(a), each of the Administrative Agent, the Borrower, the Lenders, the L/C Issuers and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, the Borrower and each Secured Party hereby acknowledges and agrees, and each of Holdings and the Borrower shall cause each other Group Member to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)          Signatures. Subject to the provisions of Section 11.11(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Loan Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)          Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Section 11.11 and this Section 11.12, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Group Members in connection with the use of such E-System.

(d)          Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available.” None of the Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Each of Holdings, the Borrower and each Secured Party agrees (and each of Holdings and the Borrower shall cause each other Loan Party to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

Section 11.13         Governing Law. This Agreement, each other Loan Document that does not expressly set forth its applicable law, and the rights and obligations of the parties hereto and thereto (including any claims in contract law or tort law arising out of the subject matter hereof or thereof) shall be governed by, and construed and interpreted in accordance with, the law of the State of New York (without respect to the principles of conflicts of laws that would result in the application of any law other than the law of the State of New York).

Section 11.14         Jurisdiction.

(a)          Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of

New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Holdings and the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(b)          Service of Process. Each of Holdings and Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in Section 11.11 (and shall be effective when such mailing shall be effective, as provided therein). Each of Holdings and the Borrower (and, to the extent set forth in any other Loan Document, each other Loan Party) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)          Non-Exclusive Jurisdiction. Nothing contained in this Section 11.14 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Loan Party in any other jurisdiction.

Section 11.15         Waiver of Jury Trial. Each party hereto hereby irrevocably waives trial by jury in any suit, action or proceeding with respect to, or directly or indirectly arising out of, under or in connection with, any Loan Document or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this Section 11.15.

Section 11.16         Severability. Any provision of any Loan Document being held illegal, invalid or unenforceable in any jurisdiction shall not affect any part of such provision not held illegal, invalid or unenforceable, any other provision of any Loan Document or any part of such provision in any other jurisdiction.

Section 11.17         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 11.18         Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Loan Party and any of the Administrative Agent, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

Section 11.19         Use of Name. Each of Holdings and the Borrower agrees, and shall cause each other Loan Party to agree, that it shall not, and shall use commercially reasonable efforts to ensure that none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Loan Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital prior thereto.

Section 11.20         Non-Public Information; Confidentiality.

(a)          Each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and Securities and agrees to use such information in compliance with all relevant policies, procedures and Contractual Obligations and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)          Each Lender, L/C Issuer and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Loan Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Administrative Agent, as the case may be, or to any Person that any L/C Issuer causes to Issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.20 or (B) available to such Lender, L/C Issuer or the Administrative Agent or any of their Related Persons, as the case may be, on a non-confidential basis from a source other than any Loan Party not known to them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority having jurisdiction over it or in connection with any pledge or assignment permitted under Section 11.2(e), (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein), grantees of any option described in Section 11.2(f) or participants, direct or contractual counterparties to any Hedging Agreement permitted hereunder and to their respective Related Persons, in each case to the extent such assignees, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.20 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 11.20 and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section 11.20 shall govern.

Section 11.21         Actions in Concert. Notwithstanding anything herein or in the other Loan Documents to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Loan Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders.

Section 11.22         Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TOWNSQUARE RADIO, LLC,
AS BORROWER

By:	/s/ Stuart Rosenstein
	Name:	Stuart Rosenstein
	Title:	Executive Vice President and Chief Financial Officer

TOWNSQUARE RADIO HOLDINGS, LLC
AS HOLDINGS

By:	/s/ Stuart Rosenstein
	Name:	Stuart Rosenstein
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

GENERAL ELECTRIC CAPITAL CORPORATION
AS ADMINISTRATIVE AGENT, L/C ISSUER,
SWINGLINE LENDER AND LENDER

By:	/s/ Marshall T. Mangum, III
	Name:	Marshall T. Mangum, III
	Title:	Duly Authorized Signatory

[Signature Page to Credit Agreement)

BANK OF AMERICA, N.A., AS LENDER

By:	/s/ Joon Ko
	Name:	Joon Ko
	Title:	Vice President

[Signature Page to Credit Agreement]

ING CAPITAL LLC, AS LENDER

By:	/s/ Christopher J. Moon
	Name:	Christopher J. Moon
	Title:	Director

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, AS LENDER

By:	/s/ Alfonse Simone
	Name:	Alfonse Simone
	Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SUNTRUST BANK, AS LENDER

By:	/s/ Christopher Reasoner
	Name:	Christopher Reasoner
	Title:	Managing Director

[Signature Page to Credit Agreement]